UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of

the Securities Exchange Act of 1934 (Amendment No.         )

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Filed by a Party other than the Registrant ☐

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☒	Definitive Proxy Statement
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☐	Soliciting Material under §240.14a-12

Allegiance Bancshares, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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March 10, 2021

Dear Fellow Shareholder:

On behalf of our board of directors, I invite you to attend the 2021 Annual Meeting of Shareholders to be held on Thursday, April 22, 2021, at 10:00 a.m., Central Time. The purposes of the meeting are set forth in the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement. In light of public health concerns, the 2021 Annual Meeting of Shareholders will be held in a virtual meeting format only, via live webcast. Shareholders will be able to listen, vote, and submit questions from a remote location with Internet connectivity. Information on how to participate in this year’s virtual meeting can be found on the Notice of Annual Meeting of Shareholders and pages 2 and 3 of the Proxy Statement.

Whether or not you plan to attend the virtual meeting, it is important that your shares be represented. Please take a moment to complete, date, sign and return the enclosed proxy card as soon as possible, or use Internet or telephone voting according to the instructions on the proxy card. You may also attend and vote your shares electronically during the live webcast.

We appreciate your continued support of our company and look forward to your participation at our virtual 2021 Annual Meeting.

Sincerely,

George Martinez
Chairman of the Board

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

(281) 894-3200

______________________________

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

______________________________

To the shareholders of Allegiance Bancshares, Inc.:

The 2021 Annual Meeting of Shareholders (the "annual meeting") of Allegiance Bancshares, Inc. (the "Company") will be held virtually, via live webcast, on Thursday, April 22, 2021, at 10:00 a.m., Central Time for the following purposes:

1.

To elect five (5) Class III directors, one (1) Class I director and one (1) Class II director to serve on the board of directors of the Company until the Company’s 2024, 2022 and 2023 annual meeting of shareholders, respectively, and until their respective successor or successors are duly elected and qualified or until their earlier resignation or removal;

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the CD&A, tabular disclosures and related narrative in this proxy statement (“Say-On-Pay”);
3.	To approve, on an advisory basis, the preferred frequency of shareholder advisory votes on executive compensation (“Say-On-Frequency”);
4.	To ratify the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021; and
5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Only shareholders of record at the close of business on February 26, 2021, will be entitled to receive notice of and to vote at the annual meeting. To access the annual meeting please go to https://www.meetingcenter.io/278753948. To login to the annual meeting you have two options: Join as a “Guest” or Join as a “Shareholder”. If you join as a “Shareholder,” you will be required to have a control number and password. The password for the meeting is ABTX2021. Instructions for accessing your control number can be found in the accompanying proxy statement. For instructions on voting, please refer to the enclosed proxy card or voting information form. A list of shareholders entitled to vote at the annual meeting will be available for inspection by any shareholder at the principal office of the Company during ordinary business hours for a period of ten days prior to the annual meeting. This list also will be available to shareholders at the annual meeting.

In accordance with the "Notice and Access" rules adopted by the U.S. Securities and Exchange Commission, we have elected to provide our shareholders access to our proxy materials by posting such documents on the Internet. Accordingly, on March 10, 2021, an Important Notice Regarding the Availability of Proxy Materials ("notice of availability") was mailed to the holders of our common stock as of the close of business on the record date. Shareholders have the ability to access the proxy materials on the website referenced in the notice of availability, or to request that a printed set of proxy materials be sent to them, by following the instructions on the notice of availability.

Your Vote is Important

Whether or not you plan to attend the annual meeting, we urge you to vote and submit your proxy by the Internet, telephone or mail in order to ensure the presence of a quorum. If you attend the meeting, you will have the right to revoke the proxy and vote your shares in person.

By Order of the Board of Directors,

George Martinez
Chairman of the Board

Houston, Texas

March 10, 2021

i

8847 West Sam Houston Parkway, N., Suite 200

Houston, Texas 77040

______________________________

PROXY STATEMENT FOR

2021 ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON APRIL 22, 2021

______________________________

Unless the context otherwise requires, references in this proxy statement to "we," "us," "our," "our company," the "Company" or "Allegiance" refer to Allegiance Bancshares, Inc., a Texas corporation, and its consolidated subsidiaries as a whole; references to the "Bank" refer to Allegiance Bank, a wholly-owned subsidiary of Allegiance Bancshares, Inc. In addition, unless the context otherwise requires, references to "shareholders" are to the holders of outstanding shares of our common stock, par value $1.00 per share (the "common stock").

The board of directors of Allegiance Bancshares, Inc. (the "board") is soliciting proxies to be used at the 2021 annual meeting of shareholders of the Company to be held on Thursday, April 22, 2021 at 10:00 a.m., Central Time, virtually, via live webcast and any adjournments or postponements thereof (the "annual meeting"). This notice is first being sent to shareholders on or about March 10, 2021. You should read carefully the proxy materials in their entirety before voting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2021 ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON THURSDAY, APRIL 22, 2021.

We are pleased to provide access to our proxy materials on the Internet. This Proxy Statement for the 2021 Annual Meeting of Shareholders and our 2020 Annual Report to Shareholders are available at our proxy materials website at www.edocumentview.com/ABTX. This website does not use any functions that identify you as a visitor to the website, and thus protects your privacy.

You have the option to vote and submit your proxy by the Internet. If you have Internet access, we encourage you to record your vote by the Internet. We believe it will be convenient for you, and it saves postage and processing costs. In addition, when you vote by the Internet, your vote is recorded immediately, and there is no risk that postal delays will cause your vote to arrive late and therefore not be counted. Submitting your proxy by the Internet or telephone will not affect your right to vote in person if you decide to attend the annual meeting.

Pursuant to the rules promulgated by the Securities and Exchange Commission (the "SEC"), the Company is providing proxy materials to its shareholders on the Internet. You will not receive a printed copy of the proxy materials unless you specifically request to receive one. The Important Notice Regarding the Availability of Proxy Materials ("notice of availability") will instruct you as to how you may access and review all of the important information contained in the proxy materials. The notice of availability also instructs you as to how you may submit your proxy by the Internet. You may access the following information under the Investor Relations section of the Company's website at www.allegiancebank.com:

•	Notice of Annual Meeting of Shareholders to be held on Thursday, April 22, 2021;
•	Proxy Statement for 2021 Annual Meeting of Shareholders;
•	Form of Proxy; and
•	Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

ABOUT THE ANNUAL MEETING

What is a proxy?

A proxy is another person that you legally designate to vote your shares of common stock. If you designate someone as your proxy in a written document, that document is also called a "proxy" or a "proxy card."

Why did I receive an "Important Notice Regarding the Availability of Proxy Materials" but no proxy materials?

We have chosen to distribute our proxy materials to shareholders via the Internet under the "Notice and Access" approach permitted by rules of the SEC. This approach conserves resources and reduces our distribution costs, while providing you a timely and convenient method of accessing the materials and voting. On or before March 10, 2021, we mailed a notice of availability to shareholders, containing instructions on how to access the proxy materials on the Internet and to vote your shares by the Internet or by telephone. You will not receive a printed copy of the proxy materials unless you request one. If you would like to receive a printed copy of our proxy materials, including a printed proxy card on which you may submit your vote by mail, then you should follow the instructions for obtaining a printed copy of our proxy materials contained in the notice of availability.

When and where will the annual meeting be held?

The annual meeting is scheduled to take place at 10:00 a.m., Central Time, on Thursday, April 22, 2021. To access the annual meeting please go to https://www.meetingcenter.io/278753948. To login to the annual meeting you have two options: Join as a “Guest” or Join as a “Shareholder”.  If you join as a “Shareholder,” you will be required to have a control number and password.  The password for the meeting is ABTX2021. See “—How do I vote?” below to find out how to access your control number.

What is the purpose of the annual meeting?

At the 2021 annual meeting, shareholders will act upon the matters outlined in the notice, including the following:

1.

To elect five (5) Class III directors, one (1) Class I director and one (1) Class II director to serve on the board of directors of the Company until the Company’s 2024, 2022 and 2023 annual meeting of shareholders, respectively, and until their respective successor or successors are duly elected and qualified or until their earlier resignation or removal;

2.	To approve, on an advisory basis, the compensation of our named executive officers as disclosed in the CD&A, tabular disclosures and related narrative in this proxy statement (“Say-On-Pay”);
3.	To approve, on an advisory basis, the preferred frequency of shareholder advisory votes on executive compensation (“Say-On-Frequency”);
4.	To ratify the appointment of Crowe LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021; and
5.	To transact such other business as may properly come before the annual meeting or any adjournment or postponement thereof.

Who are the nominees for directors?

The following individuals have been nominated by the board for election as directors of the Company in the class indicated:

Class III:	William S. Nichols, III	Class I:	Raimundo Riojas A.	Class II:	Jon-Al Duplantier
Steven F. Retzloff
Fred S. Robertson
Ramon A. Vitulli, III
Louis A. Waters Jr.

All of the nominees except Mr. Riojas A. are currently directors of the Company.

Who is entitled to vote at the annual meeting?

The holders of record of the outstanding shares of common stock on February 26, 2021, which is the date that the board has fixed as the record date for the annual meeting (the "record date"), are entitled to vote at the annual meeting. The record date is established by the board as required by the Company’s bylaws and Texas law. On the record date, 20,097,094 shares of common stock were outstanding.

How do I vote?

You may vote using any of the following methods:

•	By Internet: You can vote by the Internet at www.investorvote.com/ABTX by following the instructions in the notice of availability or on the proxy card.
•	By Telephone: You can vote over the telephone by following the instructions in the notice of availability or on the proxy card.
•

By Mail:  If you have requested or received a proxy or voting instruction card by mail, you can vote by completing, signing and dating the accompanying proxy or voting instruction card and returning it in the prepaid envelope. If you are a shareholder of record and return your signed proxy card but do not indicate your voting preferences, the persons named in the proxy card will vote the shares represented by your proxy card as recommended by our board.

•

At the Annual Meeting: If you were a shareholder as of the close of business on February 26, 2021 and have your control number, you may vote during the annual meeting by following the instructions available on the meeting website during the meeting. For registered shareholders, the control number can be found on your proxy card or notice, or email you previously received. You may also be represented by another person at the meeting by executing a proper proxy designating that person. If you are a beneficial owner of shares, you must obtain a legal proxy from your broker, bank or other holder of record and register in advance to attend the annual meeting as a shareholder in accordance with the instructions below.

The Company must receive your vote no later than the time the polls close for voting at the annual meeting for your vote to be counted at the annual meeting.

Voting your shares by proxy will enable your shares of common stock to be represented and voted at the annual meeting if you do not attend the annual meeting and vote your shares in person. By following the voting instructions in the materials you receive, you will direct the designated persons (known as "proxies") to vote your common stock at the annual meeting in accordance with your instructions. The board has appointed Steven F. Retzloff and Ramon A. Vitulli, III to serve as the proxies for the annual meeting. If you vote by the Internet or telephone, you do not have to return your proxy or voting instruction card.

If your shares of common stock are held in "street name," your ability to vote by the Internet depends on your broker’s voting process. When your shares are held in a brokerage account or by a bank or other nominee, the nominee is considered the record holder of those shares. You are considered the beneficial owner of these shares, and your shares are held in "street name." The notice of availability has been provided to you by your broker, bank or other holder of record. As the beneficial owner, you have the right to direct your nominee concerning how to vote your shares by using the voting instruction card or by following its instructions for voting by telephone or by the Internet.

To vote the shares that you hold in "street name" at the annual meeting during the live webcast, you must register in advance to attend the annual meeting as a shareholder. To register, you must submit proof of your proxy power (legal proxy) reflecting your Allegiance Bancshares, Inc. holdings along with your name and email address to Computershare. Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Central Time, on April 19, 2021. You will receive a confirmation email from Computershare of your registration.

Requests for registration should be directed to Computershare at the following address:

By email: legalproxy@computershare.com

To submit proof of your legal proxy, you may forward the email from your broker, or attach an image of your legal proxy, to legalproxy@computershare.com.

Can I vote my shares by filling out and returning the notice of availability?

No. The notice of availability will, however, provide instructions on how to vote over the telephone or by the Internet, or by requesting and returning a signed paper proxy card or voting instruction card, as applicable, or submitting a ballot at the annual meeting.

What are the voting rights of the shareholders?

The holders of at least a majority of the outstanding shares of common stock on the record date must be represented at the annual meeting, in person or by proxy, in order to constitute a quorum for the transaction of business. Each record holder of shares of common stock is entitled to one vote for each share of common stock registered, on the record date, in such holder’s name on the books of the Company on all matters to be acted upon at the annual meeting. The Company’s certificate of formation prohibits cumulative voting.

What is a broker non-vote?

A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares with respect to the ratification of the appointment of Crowe LLP as our independent registered public accounting firm (Proposal 4). In the absence of specific instructions from you, your broker does not have discretionary authority to vote your shares with respect to the election of directors to the board (Proposal 1), the Say-On-Pay resolution (Proposal 2) or the Say-On-Frequency resolution (Proposal 3).

Who counts the votes?

All votes will be tabulated by the inspector of election appointed for the annual meeting. Votes for each proposal will be tabulated separately.

What are the board’s recommendations on how I should vote my shares?

The board recommends that you vote your shares as follows:

Proposal 1 – FOR the election of each nominee for director.

Proposal 2 – FOR the Say-On-Pay resolution.

Proposal 3 – 1 YEAR for the Say-On-Frequency resolution.

Proposal 4 – FOR the ratification of the appointment of Crowe LLP.

How will my shares be voted if I return a signed and dated proxy card, but don’t specify how my shares will be voted?

If you are a "street name" holder and do not provide voting instructions on one or more proposals, your bank, broker or other nominee will be unable to vote those shares in the election of directors (Proposal 1), the Say-On-Pay resolution (Proposal 2) or the Say-On-Frequency resolution (Proposal 3), but will have discretion to vote on the ratification of the appointment of Crowe LLP (Proposal 4).

If you are a record holder who returns a completed proxy card that does not specify how you want to vote your shares on one or more proposals, the proxies will vote your shares for each proposal as to which you provide no voting instructions, and such shares will be voted in accordance with the board’s recommendations.

What are my choices when voting?

In the election of directors, you may vote for all director nominees or you may withhold your vote as to one or more director nominees. With respect to the proposals to approve the Say-On-Pay resolution and to ratify the appointment of Crowe LLP, you may vote for the proposal, against the proposal or abstain from voting on the proposal. With respect to the Say-On-Frequency proposal, you may vote for one (1) year, two (2) years, three (3) years or abstain.

May I change my vote after I have submitted my proxy card?

Yes. Regardless of the method used to cast a vote, if you are a record holder, you may change your vote by:

•

delivering to the Company prior to the annual meeting a written notice of revocation addressed to: Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, Attn: Shanna Kuzdzal;

•	delivering a valid, later-dated proxy, or a later-dated vote by telephone or by the Internet, in a timely manner;
•

logging onto the Internet website specified on your notice of availability, proxy card or voting instruction card in the same manner you would to submit your proxy electronically or by calling the telephone number specified on your proxy card or voting instruction card, in each case if you are eligible to do so and following the instructions indicated on the notice of availability, proxy card or voting instruction card; or

•	attending the annual meeting and voting during the live webcast, and any earlier proxy will be revoked. However, simply attending the annual meeting without voting will not revoke your proxy.

If your shares are held in "street name" and you desire to change any voting instructions you have previously given to the record holder of the shares of which you are the beneficial owner, you should contact the broker, bank or other nominee holding your shares in "street name" in order to direct a change in the manner your shares will be voted.

What percentage of the vote is required to approve each proposal?

Assuming the presence of a quorum, the five Class III director nominees, the one Class I director nominee and the one Class II director nominee who receive the most votes from the holders of the outstanding shares of common stock for their election will be elected—i.e., the affirmative vote of the holders of a plurality of the votes cast at the annual meeting is required for the election of the director nominees (Proposal 1). Assuming the presence of a quorum, the approval of the Say-On-Pay resolution (Proposal 2) and the ratification of Crowe LLP’s appointment as the Company’s independent registered public accounting firm (Proposal 4) require the affirmative vote of the holders of a majority of the votes cast at the annual meeting.

Because the Say-On-Frequency resolution (Proposal 4) seeks the input of shareholders and provides the Company’s shareholders with the option to vote to hold a Say-On-Pay vote once every one, two or three years, assuming the presence of quorum, the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote on such matter and present in person or represented by proxy at the annual meeting may not be reached for any of the frequency options presented. If the proposal is not approved by the required vote of shareholders, the board will evaluate the votes cast and consider the frequency option that receives the highest number of shareholder votes as the recommendation of the shareholders.

How are broker non-votes and abstentions treated?

Broker non-votes and abstentions are counted for purposes of determining the presence or absence of a quorum. A broker non-vote or a withholding of authority to vote with respect to one or more nominees for director will not have the effect of a vote against such nominee or nominees. Because the ratification of the appointment of the independent registered public accounting firm is considered a routine matter and a broker or other nominee may generally vote on routine matters, no broker non-votes are expected to occur in connection with the proposal to approve the proposal to ratify the appointment of Crowe LLP as the Company's independent registered accounting firm. Any abstentions will have the effect of a vote against the proposal to ratify the appointment of Crowe LLP as the Company’s independent registered public accounting firm. Any abstentions will not have the effect of a vote against the proposals with respect to the Say-On-Pay and Say-On-Frequency votes. The advisory, nonbinding votes on the Say-On-Pay resolution and Say-On-Frequency resolution are considered non-routine matters and, as such, broker non-votes will be deemed shares not present to vote on these matters, will not count as votes for or against these proposals and will not be included in calculating the number of votes necessary for approval of such matters.

What are the solicitation expenses and who pays the cost of this proxy solicitation?

The board is asking for your proxy, and we will pay all of the costs of soliciting shareholder proxies. In addition to the solicitation of proxies via mail, our officers, directors and employees may solicit proxies personally or by other means of communication, without being paid additional compensation for such services. The Company will reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding the proxy materials to beneficial owners of common stock.

Are there any other matters to be acted upon at the annual meeting?

Management does not intend to present any business at the annual meeting for a vote other than the matters set forth in the notice, and management has no information that others will do so. The proxy also confers on the proxies the discretionary authority to vote with respect to any matter properly presented at the annual meeting. If other matters requiring a vote of the shareholders properly come before the annual meeting, it is the intention of the persons named in the accompanying form of proxy to vote the shares represented by the proxies held by them in accordance with applicable law and their judgment on such matters.

Where can I find voting results?

The Company will publish the voting results in a current report on Form 8-K, which will be filed with the SEC within four business days following the annual meeting.

How can I communicate with the board?

To communicate with the board, shareholders or other interested parties should submit their comments by sending written correspondence via mail or courier to Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040, Attn: Shanna Kuzdzal; or via email at ir@allegiancebank.com. Communications will be sent directly to the specific director or directors of the Company indicated in the communication or to all members of the board if not specified.

PROPOSAL 1. ELECTION OF DIRECTORS

Classification of the Company’s Directors

In accordance with the terms of the Company’s certificate of formation, the Company’s board is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms as follows:

•	The Class I directors are John Beckworth, Matthew H. Hartzell, Frances H. Jeter and Roland L. Williams, and their terms will expire at the annual meeting of shareholders to be held in 2022.
•

The Class II directors are Denise Castillo-Rhodes, Jon-Al Duplantier, Robert Ivany, George Martinez and Janet S. Wong and, with the exception of Mr. Duplantier, their terms will expire at the 2023 annual meeting. Mr. Duplantier was appointed to the board in January 2021 and, since our bylaws provide that an appointed director may serve only until the next election of directors by shareholders, has been nominated for election as a Class II director at the annual meeting.

•

The Class III directors are William S. Nichols, III, Steven F. Retzloff, Raimundo Riojas E., Fred S. Robertson, Ramon A. Vitulli, III and Louis A. Waters Jr., and their terms will expire at the annual meeting of shareholders to be held in 2021.

Election Procedures; Term of Office

The Corporate Governance and Nominating Committee has recommended to the board, and the board has approved, the nomination of William S. Nichols, III, Steven F. Retzloff, Fred S. Robertson, Ramon A. Vitulli, III and Louis A. Waters to fill five of the six expiring Class III director positions. Mr. Riojas E. will not stand for re-election at the annual meeting.

The five Class III nominees, if elected at the annual meeting, will serve until the annual meeting of shareholders in 2024. The Class I nominee, if elected at the annual meeting, will serve until the 2022 annual meeting of shareholders. The Class II nominee, if elected at the annual meeting, will serve until the annual meeting of shareholders in 2023. Upon recommendation by the Corporate Governance and Nominating Committee, the board decided to reduce the size of the board by one from 16 to 15 at the conclusion of the annual meeting. Accordingly, if the five Class III director nominees, the Class I director nominee and the Class II director nominee are elected at the annual meeting, the composition of the board of directors will be five Class I directors, five Class II directors and five Class III directors.

The affirmative vote of a plurality of the votes cast at an annual meeting at which a quorum is present is required for the election of each of the nominees for director. This means that the five Class III director nominees, one Class I director nominee and one Class II director nominee who receive the most votes from the holders of the outstanding shares of common stock for their election at this year’s annual meeting will be elected.

Unless the authority to vote for the election of directors is withheld as to one or more of the nominees, all shares of common stock represented by proxy will be voted FOR the election of the nominees. If the authority to vote for the election of directors is withheld as to one or more but not all of the nominees, all shares of common stock represented by any such proxy will be voted FOR the election of the nominee or nominees, as the case may be, as to whom such authority is not withheld.

If a nominee becomes unavailable to serve as a director for any reason before the election, the shares represented by proxy will be voted for such other person, if any, as may be designated by the board. The board has no reason to believe that any nominee will be unavailable to serve as a director, and all of the nominees have consented to being named herein and to serve if elected.

Nominees for Election

The following table sets forth certain information with respect to the Company’s Class III, Class I and Class II director nominees. The business address for all of these individuals is 8847 West Sam Houston Parkway N., Suite 200, Houston, Texas 77040:

Name	Age	Position with the Company and the Bank	Director Since
William S. Nichols, III	69	Class III Director of the Company; Director of the Bank	2008
Steven F. Retzloff	65	Class III Director and CEO of the Company; Chairman of the Board of the Bank	2008
Fred S. Robertson	71	Class III Director of the Company; Director of the Bank	2011
Ramon A. Vitulli	52	Class III Director and President of the Company; Director and CEO of the Bank	2014
Louis A. Waters Jr.	54	Class III Director of the Company	2018
Raimundo Riojas A.	50	Class I Director Nominee	—
Jon-Al Duplantier	53	Class II Director	2021

The following is a brief discussion of the business and banking background and experience of our director nominees.

William S. Nichols, III. William (Nick) S. Nichols is one of the organizers of the Bank and has served on our board since 2008 and the board of the Bank since 2007. Mr. Nichols retired in 2017 as the President of Suncor Companies, LLC, a real estate development company that primarily focused on the development of freestanding retail facilities throughout the United States. From 1974 to 1984, he worked as an audit principal at Ernst & Young. He has held numerous board appointments, including advisory director at Community Bank, Katy, Texas. Additionally, he is the founder and director of the Nichols Foundation, a foundation to provide college scholarships to students on a need basis. He also serves on the development council of the Mays Business School at Texas A&M University. Mr. Nichols is a Certified Public Accountant and is a member of the American Institute of Certified Public Accountants and the Texas Society of Certified Public Accountants. He received a Bachelor of Business Administration degree from Texas A&M University. Mr. Nichols’ understanding of the Houston business market and leadership experience qualify him to serve on our board. Mr. Nichols makes good use of both his experience in the real estate industry and as a CPA as he contributes by serving as a director of the Bank. He also provides informed guidance as a member of the Compensation Committee and as the Chairman of the Audit Committee.

Steven F. Retzloff. Steven F. Retzloff is one of the organizers of the Bank and became Chief Executive Officer of the Company in 2020 after serving as our President from 2008 through 2019. Mr. Retzloff serves as Chairman of the Bank, a position he has held since 2007. Mr. Retzloff has over 39 years of business experience and 30 years of Houston Banking experience. Mr. Retzloff served as a director of Sterling Bancshares, Inc., a publicly traded multi-billion dollar financial institution, and Sterling Bank from 1987 to 2006, including terms as Chairman of the board of Sterling Bancshares from 1990 to 1992 and from 2004 to 2005. He is currently Chairman and Chief Executive Officer of Retzloff Industries, Inc. and is an advisory director to Pharos Capital Partners III. Prior to co-founding Allegiance Bank, Mr. Retzloff owned and managed Travis Body & Trailer, Inc., a nationwide manufacturer of specialized truck trailers. His past work experience also includes General Motors, Bristol Myers and Retzloff Capital Corporation. Mr. Retzloff received an Industrial Engineering degree from The Georgia Institute of Technology and a Master of Business Administration degree (with distinction) from the Babcock Graduate School of Management at Wake Forest University. Mr. Retzloff currently serves as a director of the Independent Bankers Association of Texas, Faith in Practice, The Open Door Mission and the Greater Houston Partnership. He also serves as Chairman of the Finance Committee for the Greater Houston Partnership. He is also a Vice President of the Kinkaid School Investments Foundation and previously served as trustee of Pines Presbyterian Church and on the advisory board for the Mays School Banking Program at Texas A&M University and Fuller Texas School of Theology. Mr. Retzloff's significant experience as a director and officer of community banks and his extensive leadership skills qualify him to serve on our board.

Fred S. Robertson. Fred S. Robertson has served on our board since 2011. Mr. Robertson has over 30 years of experience overseeing institutional and retail investments. He has managed fixed income investments and designed extensive quantitative models for bond management. For the past five years, Mr. Robertson has been managing his personal investments. Mr. Robertson holds a number of non-profit board appointments and volunteers with many organizations in Houston. Mr. Robertson received a Bachelor of Science from Cornell University and a Masters of Business Administration in finance from The College of William and Mary. Mr. Robertson’s significant experience in the banking industry and leadership skills qualify him to serve on our board. Mr. Robertson utilizes his knowledge of investment and fund management as Chair of the Bank's ALCO Committee. His financial expertise provides additional benefit to the Company as he serves as a director of the Bank, as Chairman of the Compensation Committee and as Chairman of the 401K Committee.

Ramon A. Vitulli, III. Ramon A. Vitulli, III became President of the Company and Chief Executive Officer of the Bank in 2020 after serving as Executive Vice President of the Company since 2014 and as President of the Bank from 2013 through 2019 and Bank Office President from 2007 to 2013. He has served on our board since 2014 and has been a director of the Bank since 2008. Mr. Vitulli has over 30 years of banking experience. He started his career as a loan review examiner at Charter National Bank in Houston and worked as a senior credit analyst and later as bank manager for Charter until his move to Sterling Bank in 1996. Mr. Vitulli previously was the Market Chief Executive Officer at Sterling Bank, where he managed various bank offices in northwest Houston. He presently serves as a director for the Texas Bankers Association and on the St. Pius X High School Foundation and School Board and is a current member of the Texas Finance Committee, the CHRISTUS Foundation for HealthCare Board and the Limited Partner Advisory Board of Bluehenge Capital Partners. Mr. Vitulli received a Bachelor of Business Administration degree in finance from The University of Texas at Austin. Mr. Vitulli’s considerable business experience, and in particular his considerable experience in community banking, qualifies him to serve on our board.

Louis A. Waters Jr. Louis A. Waters Jr. joined our board in October 2018 in connection with our acquisition of Post Oak Bancshares, Inc., where he was a director of both Post Oak Bancshares, Inc. and Post Oak Bank, N.A. since 2005. Mr. Waters currently serves as President of Waters Group Houston, a private investment company that he founded in 1990; President of Flood Break Automatic Floodgates, a manufacturer of flood protection systems for commercial and residential applications that he founded in 2001; and Chairman of PV Rentals. Leasing and Sales, a provider of specialty automobile, van and truck rentals in the Greater Houston area, since 2011. Mr. Waters currently serves as a director of Edgeworth Construction Products LLC, as well as Bandera Corridor Conservation Bank, and has previously successfully built and sold several other operating companies. Mr. Waters received a Bachelor of Science in mechanical engineering from Rice University and a Master of Business Administration from INSEAD. The entrepreneurial, small business and banking experience that Mr. Waters brings to our organization qualify him to serve on our board.

Raimundo Riojas A. Raimundo Riojas A. is a Class I director nominee. He is the son of retiring director, Raimundo Riojas E. Mr. Riojas is the CEO of Grupo Duwest, a group of companies in Central America, the Caribbean, Colombia and Peru, dedicated to the manufacture and distribution of agricultural inputs. Grupo Duwest generates approximately $200 million in yearly revenue and has over 800 employees. He holds a Chemical Engineering degree from Rice University and a Master of Business Administration from Harvard University. Between 2000 and 2020, he was an active member of YPO (Young Presidents Organization), where he has served in multiple leadership positions for the YPO Guatemala Chapter. He is a former director of the Chamber of Industry in Guatemala and has served as board member in regional, privately-held companies. Mr. Riojas has also served for the past 17 years on the Regional Steering Committee for Crop Life International (an industry association) where he served as President and other leadership positions. Mr. Riojas’ international business and leadership experience qualify him to serve on our board.

Jon-Al Duplantier. Jon-Al Duplantier joined our Board in January 2021. Mr. Duplantier enjoyed a 25-year career in the oil and gas industry with Conoco Inc., ConocoPhillips and Parker Drilling Company. Most recently, he served as Parker Drilling’s President, Rental Tools and Well Services, a position he held from April 2018 until his departure in July 2020. In December 2018, Parker Drilling Company commenced voluntary chapter 11 proceedings and filed a prearranged plan of reorganization under the U.S. Bankruptcy Code. Prior to that role, Mr. Duplantier held a series of executive positions at Parker Drilling where he had responsibility across more than a dozen countries, and his roles included management and oversight of legal affairs, corporate compliance and governance, human resources, environmental, safety and procurement from 2009 to 2018. Prior to joining Parker Drilling, Mr. Duplantier worked for ConocoPhillips from 2002 to 2009, where he held legal and management roles. From 1995 to 2002, Mr. Duplantier served in multiple roles of increasing responsibility at Conoco Inc. Mr. Duplantier holds a Juris Doctorate from Louisiana State University and a Bachelor of Science degree from Grambling State University. Mr. Duplantier also serves on the Board of Directors of Brigham Minerals, Inc. (NYSE: MNRL) and AltaGas Ltd. (TSX: ALA). Mr. Duplantier’s broad experience across commercial, governance and legal aspects of business along with his professional and leadership experience qualify him to serve on our board, as well as on the Audit Committee.

THE BOARD RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE NOMINEES LISTED ABOVE FOR ELECTION TO THE BOARD.

CONTINUING DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s Class I and Class II directors whose terms of office do not expire at the annual meeting, and the executive officers of the Company who are not also a director. The business address for all of these individuals is 8847 West Sam Houston Parkway N., Suite 200, Houston, Texas 77040.

Name	Age	Position with the Company and the Bank
Directors:
John Beckworth	63	Class I Director of the Company
Denise Castillo-Rhodes	60	Class II Director of the Company
Matthew H. Hartzell	62	Class I Director of the Company; Director of the Bank
Robert Ivany	74	Class II Director of the Company
Frances H. Jeter	64	Class I Director of the Company
George Martinez	79	Class II Director and Chairman of the Company; Director and Vice Chairman of the Bank
Roland L. Williams	70	Class I Director of the Company
Janet S. Wong	62	Class II Director of the Company

Executive officers who are not also directors:
Okan I. Akin	50	Executive Vice President and Chief Risk Officer of the Company; Director, President and Chief Risk Officer of the Bank
Paul P. Egge	42	Executive Vice President and Chief Financial Officer of the Company and the Bank
Shanna Kuzdzal	41	Executive Vice President, General Counsel and Secretary of the Company and the Bank

The following is a brief discussion of the business and banking background and experience of our continuing directors and executive officers. All officers of the Company are elected by the board and serve at the discretion of the board.

John Beckworth. John Beckworth has served on our board since 2009. Mr. Beckworth practiced law in Houston for thirty years from 1983 until 2013. He was an associate and partner at Fulbright & Jaworski LLP before leaving to start his own law firm in 1994. From 2013-2018 Mr. Beckworth served as an associate dean at The University of Texas School of Law in Austin. Since 2018, Mr. Beckworth has continued in the school as a member of the law faculty. Also in 2018, Mr. Beckworth became affiliated as of counsel at Jackson Walker LLP in Austin. He has served as a trustee of The University of Texas Law School Foundation, and he is a former president and chairman of the board of The University of Texas Ex Students Association. Mr. Beckworth is a member of the Texas and American Bar Associations and he is a life fellow of the Houston and Texas Bar Foundations. He is an associate member of the American Board of Trial Advocates and he is board certified by the Texas Board of Legal Specialization in Oil, Gas and Mineral Law. Mr. Beckworth is a current director of the Texas Cultural Trust, The Will Erwin Headache Research Foundation, and the LBJ

Foundation. Mr. Beckworth also operates family ranching, oil and gas and investment interests. He received Bachelor of Arts and Juris Doctor degrees from The University of Texas at Austin and The University of Texas School of Law. In 2017, Mr. Beckworth became a National Association of Corporate Directors (“NACD”) board leadership fellow. As an experienced attorney and administrator, Mr. Beckworth provides service to the board and management as lead independent director and as a member of the Corporate Governance and Nominating Committee and the Compensation Committee.

Denise Castillo-Rhodes.  Denise Castillo-Rhodes joined our Board in April 2020. Since 2008, Ms. Castillo-Rhodes has served as Executive Vice President and Chief Financial Officer of Texas Medical Center, where she oversees accounting, finance, billing and collections and tax compliance. Ms. Castillo-Rhodes serves on several boards, including The University of St. Thomas High School, American Heart Association, Medical Bridges and the Greater Houston Women’s Chamber of Commerce. She also serves as a Trustee for the City of Houston’s Municipal Employee Pension System. Ms. Castillo-Rhodes holds a Bachelor of Business Administration from the University of Texas at El Paso, where she is a Gold Nugget honorary alumnus, and a Masters of Business Administration from the University of St. Thomas Cameron School of Business, where she is a Distinguished Alumnus. Ms. Castillo-Rhodes is a certified public accountant and a member of the American Institute of Certified Accountants, the Texas Society of Certified Public Accountants and the Houston Chapter of Certified Public Accountants. In 2016, Ms. Castillo-Rhodes was named Houston Business Journal Non-Profit Business Woman of the Year and also was named one of the Top 100 Women to Watch in America. In 2017, she was honored as an Outstanding Woman in Banking and Finance. Ms. Castillo-Rhodes’ professional experience as a financial executive and other leadership experience qualify her to provide pertinent guidance to the board, as well as the Audit Committee.

Matthew H. Hartzell. Matthew H. Hartzell has served on our board since our acquisition of Independence Bank in 2013. Prior to the acquisition, Mr. Hartzell served Independence Bank as the Vice Chairman of the Board, as the Chair of both the IT Committee and the Compensation Committee, and as a member of the Executive Committee, having served on that board over ten years. Mr. Hartzell currently serves as Chief Administrative Officer of N.F. Smith & Associates, L.P., an independent distributor of computer hardware components, and previously served as their Chief Operating Officer. For the past 20 years, he has also served as General Counsel of Valid Management, LLC, one of the holdings in N.F. Smith’s diversified portfolio of technology businesses. Prior to joining Valid Management, Mr. Hartzell was a commercial lawyer with Hirsch & Westheimer, P.C., for more than a decade. Since 2010, he served as a member of the SAE G-19 Committee, a committee dedicated to promulgating standards for the mitigation of counterfeit parts in electronic part purchasing. Mr. Hartzell served many years on the board of the Woodlands Heights Civic Association. He received a Bachelor of Arts degree from St. John’s College, Annapolis, Maryland and a Juris Doctorate from the University of Houston. Mr. Hartzell’s extensive legal experience and business skills qualify him to serve on our board. Mr. Hartzell understands computer technology and applications, which enables him to provide valuable insight and guidance as the Chairman of the Bank’s Information Technology Committee. Given the existence of cyber-security risks in the industry, his IT and general business skillsets also make him a valued member of the Enterprise Risk Management Committee.

Robert Ivany. Robert Ivany joined our board in July 2017. Dr. Ivany recently retired as President of the University of St. Thomas, a position he held since 2004 and now serves as President Emeritus. Prior to his tenure, Dr. Ivany served as an adjunct professor in Executive Education at the Graduate School of Business at Columbia University. Dr. Ivany's background also includes a distinguished career in the military culminating in the rank of Major General, service as the Army Aide to President Reagan and Commandant of the U.S. Army War College. Dr. Ivany sits on the board of the Duchesne Academy of the Sacred Heart. He also served on the Mutual of America Capital Management Corporation Board of Directors from 2004 to 2009. He earned a Bachelor of Science degree from the U.S. Military Academy and a Ph.D. from the University of Wisconsin in Madison in European History. Dr. Ivany presently teaches leadership to executives as a faculty member with Thayer Leadership at West Point. His leadership ability and experience working with the younger generation, as well as his involvement with Houston philanthropic and veterans organizations, qualify him to serve on our board.

Frances H. Jeter. Frances H. Jeter has served on our board since 2014. She has more than 25 years of experience in marketing, public affairs and business and nonprofit management. Ms. Jeter is a Managing Director and head of the Houston office for Sard Verbinnen & Co., a strategic communications firm. Ms. Jeter previously served as Group Vice President of Internal and External Affairs for Spectra Energy. Before joining Spectra Energy, Ms. Jeter served as Chief Marketing Officer for Bracewell & Giuliani LLP and served as Vice President of Public Affairs for Duke Energy Gas Transmission, a predecessor company of Spectra Energy. She is a Life Trustee and a past Chair of the Board of Trustees of the Kinkaid School in Houston and a former Trustee of The Hockaday School in Dallas. She is the founding Chair of Houston’s The Fay School and is also a former member of the Board of Directors of the Greater Houston Community Foundation and St. Luke’s Episcopal Health Charities, among a number of other non-profit organizations. Ms. Jeter received a Bachelor of Arts degree from the University of North Carolina at Chapel Hill. Her extensive experience in the public company arena is leveraged to assist the organization in all areas of marketing and public and investor relations and financial communications. Her attention to detail and working knowledge of corporate and board governance matters are well-suited to her participation on the board and Corporate Governance and Nominating Committee.

George Martinez. George Martinez is one of the organizers of the Bank and has been the Chairman of our board since 2008. He assumed the role of Vice Chairman of the Bank on January 1, 2020. Mr. Martinez served as Chief Executive Officer of the Company and the Bank from the formation of each through 2019. Mr. Martinez began his banking career in 1974 as the co-founder of Sterling Bank, where he served as an Executive Vice President from 1974 to 1980, and then as Chief Executive Officer of Sterling Bancshares, Inc. a publicly traded multi-billion dollar financial institution, from 1980 to 2001 and as Chairman from 1992 to 2004. From 1998 to 2008, Mr. Martinez served as President of Chrysalis Partners, LLC, a leadership consulting firm. From 2003 to 2020, he served on the Board of Directors of Cornerstone Building Brands, Inc. (NYSE:CNR). He currently serves on the Board of Directors of Landmark Worldwide Enterprises, Inc. Mr. Martinez received a Bachelor of Business Administration and Economics degree from Rice University. With over 50 years of banking experience, Mr. Martinez’s significant leadership skills and extensive experience in community banking qualify him to serve on our board and as our Chairman.

Roland L. Williams. Roland L. Williams joined our board in October 2018 in connection with our acquisition of Post Oak Bancshares, Inc., where he was the Chairman, President and Chief Executive Officer of both Post Oak Bancshares, Inc. and Post Oak Bank, N.A. He previously served as Executive Vice Chairman of Allegiance Bank until his retirement in September 2019. Mr. Williams was a founding member of Post Oak Bank and has over 40 years of banking experience. Prior to founding Post Oak Bank, Mr. Williams served as Chairman, President and Chief Executive Officer of Langham Creek National Bank and Market Chief Executive Officer of SouthTrust Bank. In addition, Mr. Williams previously served as a member of the Federal Reserve Bank of Dallas Community Depository Institutions Advisory Council and a board member for the Texas Bankers Association. Mr. Williams has also served as an advisory board member and board member of Outreach Center of West Houston and on the Bauer College of Business Banking Certificate Board Committee at the University of Houston. Mr. Williams received a Bachelor of Science degree in business administration from McNeese State University in Lake Charles, Louisiana, and graduated from the Southwestern Graduate School of Banking at Southern Methodist University. Mr. Williams’ extensive business experience in the community banking industry qualifies him to serve on our board.

Janet S. Wong. Janet S. Wong joined our board in April 2020. Ms. Wong is a licensed Certified Public Accountant and has more than 30 years of public accounting experience. She is a retired partner with KPMG, an international professional services firm, where she has extensive industry experience in technology, manufacturing, financial services and consumer products. Since January 2013, Ms. Wong has served as a National Executive Advisor for Ascend, a nonprofit professional organization that enables its members, corporate partners and the community to realize the leadership potential of Asians in global corporations. At Ascend, Ms. Wong has led the largest network of Asian corporate board directors serving U.S. boards and facilitated leadership programs to Fortune 500 and professional services companies throughout the U.S. In 2015, she was elected to the Board of Directors of Enviva Partners (NYSE: EVA) and also serves as the Audit Committee Chair. In 2020, she was elected to the Board of Directors of Lumentum Holdings (NASDAQ: LITE) where she serves on the Audit Committee. In addition, she is on the Board of Trustees for the Computer History Museum, the Louisiana Tech University Foundation Board and the College of Business Advisory Board and the Executive Leadership Cabinet of Texas Children's Hospital. She holds a Master of Professional Accountancy from Louisiana Tech University and a Master of Taxation from Golden Gate University. Ms. Wong's audit expertise and her professional and leadership experience qualify her to serve on our board, as well as on the Audit and the Corporate Governance and Nominating Committees.

Executive Officers Who Are Not Also Directors

Okan I. Akin.  Okan I. Akin joined the Bank as a director and Regional President and Deputy Chief Credit Officer in 2013 in connection with our acquisition of Independence Bank, N.A., where he was the President and CEO. Mr. Akin became Executive Vice President and Chief Risk Officer of the Company and the Bank in January 2019 after serving over three years as the Executive Vice President and Chief Administrative Officer of the Bank. Mr. Akin added the role of President of the Bank in January 2020. Mr. Akin has more than 25 years of community banking experience focused exclusively in the Houston market. Mr. Akin received a Master of Business Administration and a Bachelor of Business Administration degree in finance from the University of Houston.

Paul P. Egge. Paul P. Egge joined us as Executive Vice President and Chief Financial Officer of the Company and the Bank in 2016. Mr. Egge has over 15 years of financial services experience, predominantly as an investment banker focused on providing strategic and capital markets advisory services to banks and specialty finance companies. Prior to joining the Company, he served as Director of Capital Planning and Corporate Development for Cadence Bank. Prior to joining Cadence, Mr. Egge was a senior investment banker at Robert W. Baird & Co Incorporated, where he played a leadership role in our initial public offering as well as our 2015 acquisition of Enterprise Bank. Mr. Egge graduated cum laude with a Bachelor of Arts degree in Economics and Finance from The College of William and Mary and holds a Master of Business Administration from the Kellogg School of Management at Northwestern University.

Shanna Kuzdzal. Shanna Kuzdzal joined us as Executive Vice President and General Counsel of the Company and the Bank in February 2017 and became Secretary in April 2017. Ms. Kuzdzal has more than 15 years of legal experience during which her practice has focused on community banking in Texas with a concentration in the corporate area including capital markets and mergers and acquisitions. Prior to joining Allegiance, she served as Senior Vice President and Associate General Counsel at Prosperity Bank from 2014 to 2017. Prior to joining Prosperity, she was an attorney at Bracewell LLP, where she represented financial institutions in corporate matters, which included the organization of the Company in 2008 and our acquisition of Independence Bank. She received a Bachelor of Arts degree in biochemistry and biology from Rice University and graduated with honors with a Juris Doctorate from The University of Texas School of Law. Ms. Kuzdzal currently serves as President-Elect of the Southwest Association of Bank Counsel and on the board and Governance Committee of The Women’s Resource of Greater Houston.

Director Not Standing for Re-Election

Raimundo Riojas E. Raimundo Riojas has served on our board since 2012. Mr. Riojas is the President of Duwest, Inc., which is engaged in the production and distribution of crop protection products. Mr. Riojas presently manages a group of companies in Central America, Colombia, Peru and the Caribbean. From 1994 to 2011, he served as a director of Sterling Bancshares, Inc. He has also served as a director of The American Brahman Breeders Association from 1996 through February 2015. Mr. Riojas received a Chemical Engineering degree from Texas A&M University. Mr. Riojas’ international business experience and relationships in the banking industry qualify him to serve on our board and the Compensation Committee.

BOARD AND COMMITTEE MATTERS

Board Meetings

Our board met five times during 2020 (including regularly scheduled and special meetings). During 2020, each director attended at least 75% or more of the aggregate of (i) the total number of meetings of the board (held during the period for which he or she was a director) and (ii) the total number of meetings of all committees of the board on which he or she served (during the period that he or she served).

Director Attendance at Annual Meeting

The board encourages all directors to attend the annual meeting of shareholders. All of our directors, except Mr. Duplantier who had not yet joined the board, attended the 2020 annual meeting of shareholders.

Board Leadership Structure

Our board does not have a policy regarding the separation of the roles of Chief Executive Officer and Chairman of the Board, as the board believes that it is in the best interests of the Company to make that determination from time to time based on the position and direction of the Company and the membership of the board. Until January 1, 2020, the roles of Chairman of the Board and Chief Executive Officer of the Company were held by the same person, George Martinez. In connection with the execution of the succession plan pursuant to which Steven F. Retzloff became Chief Executive Officer on January 1, 2020, Mr. Martinez remained as our Chairman of the Board, but in a non-executive role. The board has determined that having a separate Chief Executive Officer and Chairman of the Board is in the best interests of our shareholders at this time as this structure provides continuity of leadership.

Upon the recommendation from the Corporate Governance and Nominating Committee, the independent directors elected John Beckworth to serve as Lead Director beginning in April 2017 and continuing in such role despite separating the Chairman of the Board and Chief Executive Officer roles, as our Chairman of the Board is not an independent director. The Lead Director chairs each executive session; will meet with any director who is not adequately performing his or her duties as a member of the board or any committee; facilitates communications between other members of the board and the Chairman or Chief Executive Officer; monitors, with the assistance of the Company’s General Counsel, communications from shareholders and other interested parties and provides copies or summaries to the other directors as he considers appropriate; works with the Chairman in the preparation of the agenda for board meetings and in determining the need for special meetings of the board; and otherwise consults with the Chairman of the Board, the Chief Executive Officer and members of the Corporate Governance and Nominating Committee on matters relating to corporate governance and board performance.

Executive Sessions

The independent directors of the Company hold executive sessions from time to time without the Chief Executive Officer or any management director present. The Company’s Corporate Governance Guidelines provide that the Company’s independent directors will meet at least twice a year in executive session. During 2020, four executive sessions were held.

Board Composition

The size of our board is currently set at 16 members. In accordance with the Company’s bylaws, members of the board are divided into three classes, Class I, Class II and Class III. The members of each class are elected for a term of office to expire at the third succeeding annual meeting of shareholders following their election. The term of office of the current Class III directors expires at the annual meeting. The terms of the Class I and Class II directors expire at the annual meeting of shareholders in 2022 and 2023, respectively. Upon recommendation of the Corporate Governance and Nominating Committee, the board decided to reduce the size of the board by one from 16 to 15 at the conclusion of the annual meeting. Accordingly, if the five Class III, one Class I and one Class II director nominees are elected at the annual meeting, the composition of our board of directors will be five Class I directors, five Class II directors and five Class III directors.

Any director vacancy existing on or occurring after the election may be filled by a majority vote of the remaining directors, even if the remaining directors constitute less than a quorum of the full board. In accordance with the Company’s bylaws, a director appointed to fill a vacancy will be appointed to serve until the next annual meeting of shareholders held for the election of directors, regardless of whether the class of director in which he serves is to be elected at such annual meeting. The number of directors may be changed only by resolution of the board.

As discussed in greater detail below, the board has affirmatively determined that 11 of our 15 current directors and our Class I director nominee qualify as independent directors under the applicable rules of the NASDAQ Global Market and the SEC.

Director Independence

Under the rules of the NASDAQ Global Market, a majority of the members of our board are required to be independent. The rules of the NASDAQ Global Market, as well as those of the SEC, also impose several other requirements with respect to the independence of our directors.

Our board has evaluated the independence of each director and each unaffiliated nominee for director based upon these rules. Applying these rules, our board has affirmatively determined that, with the exception of Messrs. Martinez, Retzloff, Vitulli and Williams, each of our current directors and our Class I nominee qualifies as an independent director under applicable rules. In making these determinations, our board considered the current and prior relationships that each director has and has had with the Company and all other facts and circumstances our board deemed relevant in determining their independence, including the beneficial ownership of common stock by each director, and the transactions described under the section titled "Certain Relationships and Related Person Transactions." The board also considered whether there were any transactions or relationships between directors or any member of their immediate family (or any entity of which a director or an immediate family member is an executive officer, general partner or significant equity holder) and members of the Company’s senior management or their affiliates. The purpose of this review was to determine whether any such relationships or transactions existed that were inconsistent with a determination that the director is independent.

Risk Management and Oversight

Our board is responsible for oversight of management and the business and affairs of the Company, including those relating to management of risk. Our full board determines the appropriate risk for us generally, assesses the specific risks faced by us and reviews the steps taken by management to manage those risks. While our full board maintains the ultimate oversight responsibility for the risk management process, its committees oversee risk in certain specified areas as described in the section entitled "– Committees of the Board."

Director Nominations

The Corporate Governance and Nominating Committee considers nominees to serve as directors of the Company and recommends such persons to the board. The Corporate Governance and Nominating Committee also considers director candidates recommended by shareholders who appear to be qualified to serve on the board and meet the criteria for nominees considered by such committee. The Corporate Governance and Nominating Committee may choose not to consider an unsolicited recommendation if no vacancy exists on the board and the Corporate Governance and Nominating Committee does not perceive a need to increase the size of the board. In order to avoid the unnecessary use of the Corporate Governance and Nominating Committee’s resources, it will consider only those director candidates recommended in accordance with the procedures set forth in the section titled " – Procedures to be Followed by Shareholders For Director Nominations."

Criteria for Director Nominees

The Corporate Governance and Nominating Committee has adopted a set of criteria that it considers when it selects individuals to be nominated for election to the board. In addition to reviewing the background and qualifications of the individuals considered in the selection of candidates, the Corporate Governance and Nominating Committee looks at a number of attributes and criteria, including: experience, skills, expertise, diversity, personal and professional integrity, character, business judgment, time availability in light of other commitments, dedication, conflicts of interest and such other relevant factors that the Corporate Governance and Nominating Committee considers appropriate in the context of the needs of the board. The Corporate Governance and Nominating Committee does not have a formal policy with respect to diversity; however, the board and Corporate Governance and Nominating Committee believe that it is essential that the board’s members represent diverse viewpoints.

The Corporate Governance and Nominating Committee may weigh the foregoing criteria differently in different situations, depending on the composition of the board at the time. The Corporate Governance and Nominating Committee will strive to maintain at least one director who meets the definition of "audit committee financial expert" under the regulations of the SEC.

In addition, prior to nominating an existing director for re-election to the board, the Corporate Governance and Nominating Committee considers and reviews an existing director’s board and committee attendance and performance; length of board service; experience, skills and contributions that the existing director brings to the board; and independence.

Process for Identifying and Evaluating Director Nominees

Pursuant to the Corporate Governance and Nominating Committee charter as approved by the board, the Corporate Governance and Nominating Committee is responsible for the process relating to director nominations, including identifying, recruiting, interviewing and selecting individuals who may be nominated for election to the board.

The process that the Corporate Governance and Nominating Committee follows when it identifies and evaluates individuals to be nominated for election to the board is set forth below.

Identification. For purposes of identifying nominees for the board, the Corporate Governance and Nominating Committee will rely on personal contacts of the members of the board as well as their knowledge of members of the communities served by the Company. The Corporate Governance and Nominating Committee will also consider director candidates recommended by shareholders in accordance with the policy and procedures set forth below in the section titled "– Procedures to be Followed by Shareholders For Director Nominations." The Corporate Governance and Nominating Committee has not previously used an independent search firm in identifying nominees.

Evaluation. In evaluating potential nominees, the Corporate Governance and Nominating Committee determines whether the candidate is eligible and qualified for service on the board by evaluating the candidate under the selection criteria set forth above. In addition, for any new director nominee, the Corporate Governance and Nominating Committee will conduct a check of the individual’s background and interview the candidate.

Procedures to be Followed by Shareholders For Director Nominations

Any shareholder of the Company entitled to vote in the election of directors may recommend to the Corporate Governance and Nominating Committee one or more persons as a nominee for election as director at a meeting only if such shareholder has given timely notice in proper written form of such shareholder’s intent to make such nomination or nominations. To be timely, a shareholder’s notice given in the context of an annual meeting of shareholders must be delivered to or mailed and received at the principal executive office of the Company not less than one hundred twenty days in advance of the first anniversary of the date of the Company’s notice to shareholders in connection with the previous year’s annual meeting of shareholders. If no annual meeting was held in the previous year or the date of the annual meeting of shareholders has been changed by more than thirty days from the date contemplated at the time of the previous year’s notice, the notice must be received by the Company at least eighty days prior to the date the Company intends to distribute its notice with respect to the annual meeting. To be timely, a shareholder’s notice given in the context of a special meeting of shareholders must be delivered to or mailed and received by the Secretary of the Company at the principal executive office of the Company not later than the later of the ninetieth day prior to such special meeting or the tenth day following the day on which notice of the date of the special meeting and of the nominees proposed by the board to be elected at such special meeting was given. Any meeting of shareholders which is adjourned and will reconvene within thirty days after the meeting date as originally noticed will, for purposes of any notice contemplated by the foregoing, be deemed to be a continuation of the original meeting and no nominations by a shareholder of persons to be elected directors of the Company may be made at any such reconvened meeting other than pursuant to a notice that was timely for the meeting on the date originally noticed.

To be in proper written form, a shareholder’s notice to the Secretary of the Company must set forth:

•	the name and address of the shareholder who intends to make the nominations and of the person or persons to be nominated;
•

a representation that the shareholder is a holder of record of shares of common stock entitled to vote at such meeting and, if applicable, intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; and

•

if applicable, a description of all arrangements or understandings between the shareholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the shareholder.

Shareholder nominations should be addressed to the Secretary of Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040.

A nomination not made in compliance with the foregoing procedures will not be eligible to be voted upon by the shareholders at the meeting. The Corporate Governance and Nominating Committee has the power and duty to determine whether a nomination was made in accordance with procedures set forth above and, if any nomination is not in compliance with the procedures set forth above, to declare that such defective nomination will be disregarded.

Committees of the Board

Our board has established an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Below is a summary of our current committee structure and membership information:

	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
John B. Beckworth
Denise Castillo-Rhodes	FE
Jon-Al Duplantier
Matthew Hartzell
Robert Ivany
Frances H. Jeter			C
William S. (Nick) Nichols, III	C, FE
Raimundo Riojas E.
Fred S. Robertson		C
Louis A. Waters Jr.
Janet S. Wong	FE

C = Chairperson; FE = Financial Expert

Our board may establish additional committees as it deems appropriate, in accordance with applicable law and regulations and our certificate of formation and bylaws.

Audit Committee

The members of the Audit Committee are Denise Castillo-Rhodes, Jon-Al Duplantier, William S. Nichols, III and Janet S. Wong, with Mr. Nichols serving as chairperson. Our board has evaluated the independence of each of the members of the Audit Committee and has affirmatively determined that (i) each of the members meets the definition of an "independent director" under applicable NASDAQ Global Market rules; (ii) each of the members satisfies the additional independence standards under applicable SEC rules for audit committee service; and (iii) each of the members has the ability to read and understand fundamental financial statements. In addition, the board has affirmatively determined that each of Mr. Nichols and Mses. Castillo-Rhodes and Wong has the requisite financial sophistication due to his or her experience and background to qualify as an "audit committee financial expert" as defined by the SEC and as required by NASDAQ Global Market rules. The Audit Committee met eight times in 2020.

The purpose of the Audit Committee is to assist the board in fulfilling its oversight responsibilities with respect to the following, among other things:

•	overseeing the accounting and financial reporting processes of the Company and audit of the financial statements of the Company;
•	discussing the financial statements of the Company with management and the Company’s independent auditor;
•	monitoring actions taken by the Company to comply with its internal policies as well as external accounting, legal and regulatory requirements;
•	obtaining input from the independent auditor on the internal auditor and financial and accounting personnel, the accounting and financial controls of the Company;
•	reviewing with the independent auditor, the internal auditor and financial and accounting personnel, the accounting and financial controls of the Company;
•	reviewing disclosures regarding independence of the Company’s independent auditor; and
•	evaluating the performance of the Company’s independent auditor.

The Audit Committee is responsible for oversight of Company risks relating to accounting matters, financial reporting and legal and regulatory compliance. To satisfy these oversight responsibilities, the Audit Committee separately meets with the Company’s executive officers, internal and external counsel, independent registered public accounting firm and management. The Audit Committee also receives reports regarding issues such as the status and findings of audits being conducted by the internal auditors and the independent registered public accounting firm, the status of material litigation and accounting changes that could affect the Company’s financial statements and proposed audit adjustments, if any.

The Audit Committee has adopted a written charter, which sets forth the Audit Committee’s duties and responsibilities. The Audit Committee charter is available on our website at www.allegiancebank.com under Investor Relations/Corporate Governance/Governance Documents.

Compensation Committee

The members of the Compensation Committee are John Beckworth, Matthew H. Hartzell, William S. Nichols III, Raimundo Riojas E. and Fred Robertson, with Mr. Robertson serving as chairperson. If elected, Mr. Riojas A. will join the Compensation Committee after the annual meeting. Our board has evaluated the independence of each of the members of and the nominee expected to join the Compensation Committee and has affirmatively determined that each meets the definition of an "independent director" under the applicable NASDAQ Global Market and SEC rules. The members of and the nominee expected to join the Compensation Committee also satisfy the independence requirements and additional independence criteria under Rule 10C-1 under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), qualify as "non-employee directors" within the meaning of Rule 16b-3 under the Exchange Act and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code ("Code"). The Compensation Committee met four times in 2020. The Compensation Committee charter requires the Compensation Committee to meet at least twice each year.

The purpose of the Compensation Committee is to assist the board in fulfilling its oversight responsibilities with respect to the following, among other things:

•	discharging the board’s responsibilities relating to compensation of directors, officers and senior managers;
•

overseeing, evaluating, maintaining and advising the board regarding overall compensation policies and structure, and stock ownership, pension, profit sharing and other benefit plans and programs, for directors, officers, senior managers and employees;

•

reviewing and discussing with management the Compensation Discussion and Analysis when applicable and as required by the rules and regulations of the SEC and, based on its review and discussion, determine whether to recommend to the board that the Compensation Discussion and Analysis be included in the Company’s annual proxy statement; and

•	preparing the report of the Compensation Committee when applicable and as required by the rules and regulations of the SEC to be included in the Company’s annual proxy statement.

After due consideration of factors set forth in the Compensation Committee’s charter, the Compensation Committee may select and appoint a compensation consultant, legal counsel or other adviser to the Compensation Committee. The Compensation Committee did not retain the services of a compensation consultant in 2020.

The Compensation Committee has adopted a written charter, which sets forth the Compensation Committee’s duties and responsibilities. The Compensation Committee charter is available on our website at www.allegiancebank.com under Investor Relations/Corporate Governance/Governance Documents.

Corporate Governance and Nominating Committee

The members of our Corporate Governance and Nominating Committee are John Beckworth, Robert Ivany, Frances H. Jeter, Louis A. Waters Jr. and Janet Wong, with Ms. Jeter serving as chairperson. Our board has evaluated the independence of each of the members of the Corporate Governance and Nominating Committee and has affirmatively determined that each of the members meets the definition of an "independent director" under the applicable NASDAQ Global Market and SEC rules. The Corporate Governance and Nominating Committee met eight times in 2020. The Corporate Governance and Nominating Committee did not retain the services of any third party to identify, evaluate or assist in identifying or evaluating potential board nominees during 2020.

The Corporate Governance and Nominating Committee has responsibility for, among other things:

•	making recommendations to the board from time to time as to changes that the Corporate Governance and Nominating Committee believes to be desirable to the size of the board or any board committee;
•	identifying individuals believed to be qualified to become members of the board and any of its committees;
•	developing and recommending to the board standards to be applied in making determinations as to the absence of material relationships between the Company and a director;
•	evaluating the independence of directors and nominees;
•	evaluating the tendered resignation of any director and providing a recommendation to the board on whether to accept such resignation;
•	establishing procedures for the Corporate Governance and Nominating Committee to exercise oversight of the evaluation of the board and management;
•	developing and recommending to the board a set of Corporate Governance Guidelines applicable to the Company; and
•	assisting management in the preparation of the disclosure in the Company’s annual proxy statement.

Our Corporate Governance and Nominating Committee has adopted a written charter, which sets forth the Corporate Governance and Nominating Committee’s duties and responsibilities. The Corporate Governance and Nominating Committee charter is available on our website at www.allegiancebank.com under Investor Relations/Corporate Governance/Governance Documents.

Our Corporate Governance and Nominating Committee will consider shareholder recommendations for nominees, provided that such shareholder complies with the procedures described in the section titled " – Procedures to be Followed by Shareholders For Director Nominations."

Director Compensation

We and the Bank pay our respective directors, other than those directors who are employed by us or the Bank, a fee based on the directors’ participation in board and committee meetings. In 2020, each Company director who was not employed by us or the Bank received an annual cash retainer of $20,000, paid $5,000 quarterly, and $1,000 for each board meeting and $500 for each committee meeting, except for members of the Audit Committee, who received $1,000 per meeting, that he or she attended.

In addition, the Compensation Committee recommended, and the board approved, a grant of $20,000 in restricted stock to each non-employee director that was issued on the date of the annual meeting and for which the forfeiture restrictions lapse on the first of the month in which the next year’s annual meeting is expected to be held. In satisfaction of this obligation, each non-employee director received a grant of 900 shares pursuant to the Company’s 2019 Amended and Restated Stock Awards and Incentive Plan (the “2019 Stock Awards Plan”) on April 23, 2020, for which the forfeiture restrictions will lapse on April 1, 2021.

Directors who are employed by us, the Bank or both do not receive remuneration for serving as a director of the Bank or us, but are compensated in their capacity as employees. Mr. Martinez serves as Vice Chairman of the Bank, is not a named executive officer and his compensation is included in the “Fees Earned or Paid in Cash” column in the table below.

The following table sets forth the compensation paid to each director who served on our board during 2020. The table also includes compensation earned by each director that is attributable to his or her service on the board or a committee of the Bank. For the year ended December 31, 2020, none of the non-employee directors received compensation in the form of perquisites or other personal benefits valued at $10,000 or more.

Name	Fees Earned or Paid in Cash (1)		Stock Awards (2)		Non-Equity Incentive Plan Compensation		All Other Compensation		Total
John Beckworth	$40,500	(a)	$20,205	(a)	—		$324		$61,029
Denise Castillo-Rhodes(3)	19,722		20,205	(a)	—		270		40,197
Matthew H. Hartzell	43,500	(b)	20,205	(a)	—		324		64,029
Robert Ivany	31,000		20,205	(a)	—		324		51,529
Umesh (Mike) Jain(4)	20,500	(c)	—		—		108		20,608
Frances H. Jeter	31,000		20,205	(a)	—		324		51,529
George Martinez	275,000	(d)	43,194	(b)	$80,825	(5)	28,547	(6)	427,566
Robert E. McKee III(6)	13,264		—		—		108		13,372
David B. Moulton(6)	16,764	(e)	—		—		108		16,872
William S. Nichols III	55,000	(f)	20,205	(a)	—		324		75,529
Thomas A. Reiser(6)	11,264		—		—		108		11,372
Raimundo Riojas E.	27,000		20,205	(a)	—		324		47,529
Fred S. Robertson	45,500	(g)	20,205	(a)	—		324		66,029
Louis A. Waters Jr.	32,000	(h)	20,205	(a)	—		324		52,529
Roland L. Williams	5,000	(i)	—		—		859		5,859
Janet S. Wong(3)	24,222		20,205	(a)	—		270		44,697

(1)	The amounts shown in this column include annual retainer and meeting fees for serving on the Company's and the Bank's board of directors and any of their respective committees.
(a)	Consists of $33,500 in fees paid for service to the Company and $7,000 in fees paid for service to the Bank.
(b)	Consists of $26,000 in fees paid for service to the Company and $17,500 in fees paid for service to the Bank.
(c)	Consists of $14,000 in fees paid for service to the Company and $4,000 in fees paid for service to the Bank.
(d)	Consists of $275,000 received as salary for service as an officer of the Bank during 2020.
(e)	Consists of $11,764 in fees paid for service to the Company and $5,000 in fees paid for service to the Bank.
(f)	Consists of $35,000 in fees paid for service to the Company and $20,000 in fees paid for service to the Bank.
(g)	Consists of $28,000 in fees paid for service to the Company and $17,500 in fees paid for service to the Bank.
(h)	Consists of $30,500 in fees paid for service to the Company and $1,500 in fees paid for service to the Bank.
(i)	Mr. Williams agreed to forego certain compensation including the cash retainer and stock award as a director upon his resignation as an officer and director of the Bank in September 2019.
(2)

Represents the aggregate grant date fair value of restricted stock awarded pursuant to the Company's 2019 Stock Awards Plan in the fiscal year ended December 31, 2020, which was computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation - Stock Compensation (“ASC Topic 718”).

(a)	This director had 900 unvested shares of restricted stock as of December 31, 2020.
(b)

The amount shown reflects the aggregate grant date fair value of an award of 666 shares of restricted stock and 666 performance share units, each granted on April 1, 2020, and, in accordance with applicable SEC rules, the amount also includes the incremental fair value computed as of the modification date in accordance with ASC Topic 718 of $4,341 for the adjustment to the 2020 PSUs and $9,146 for the adjustment to the 2019 PSUs, although no additional PSUs were granted on the modification date. As of December 31, 2020, Mr. Martinez had 1,091 unvested shares of restricted stock and 527 earned but unvested PSUs. The maximum grant date fair value of the PSUs granted in 2020 was $22,218.

(3)	This director joined the board at the 2020 annual meeting.
(4)	Mr. Jain resigned from the board effective April 8, 2020.
(5)	This amount represents the annual incentive bonus awarded to Mr. Martinez as an officer of the Bank under the Company’s Annual Incentive Plan, which was paid to Mr. Martinez in February 2021.
(6)

This amount consists of $1,200 paid for not enrolling in Company-provided medical insurance, premiums paid on life insurance and disability policies of $485, $232 in dividends paid on unvested restricted stock, Company matching contributions under the 401(k) plan of $8,550 and a contribution of $18,080 under the Company’s profit sharing plan.

All non-employee directors have been and will continue to be reimbursed for their reasonable out-of-pocket travel expenses incurred in attending meetings of our board or any committees thereof. Directors are also entitled to the protection provided by the indemnification provisions in our certificate of formation and bylaws, as well as the articles of association and bylaws of the Bank if a Bank director, and separate indemnification agreements between each director and the Company. Additionally, the Company maintains a directors and officers insurance policy.

CERTAIN CORPORATE GOVERNANCE MATTERS

Code of Business Conduct and Ethics

We have a Code of Business Conduct and Ethics in place that applies to all of our directors, officers and employees. The Code of Business Conduct and Ethics sets forth specific standards of conduct and ethics that we expect all of our directors, officers and employees to follow, including the Company’s Chief Executive Officer and senior financial officers. The Code of Business Conduct and Ethics is available on our website at www.allegiancebank.com under Investor Relations/Corporate Governance/Governance Documents. Any amendments to the Code of Business Conduct and Ethics, or any waivers of requirements thereof, will be disclosed on our website within four days of such amendment or waiver.

Corporate Governance Guidelines

We have adopted Corporate Governance Guidelines to assist the board in the exercise of its fiduciary duties and responsibilities and to serve the best interests of the Company and our shareholders. The Corporate Governance Guidelines are available on our website at www.allegiancebank.com under Investor Relations/Corporate Governance/Governance Documents.

Compensation Committee Interlocks and Insider Participation

None of our executive officers served as (1) a member of a compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served on the Company’s Compensation Committee, (2) a director of another entity, one of whose executive officers served on the Company’s Compensation Committee or (3) a member of the compensation committee (or other board committee performing equivalent functions or, in the absence of any such committee, the entire board) of another entity, one of whose executive officers served as a director of the Company. In addition, none of the members of the Compensation Committee (a) was an officer or employee of the Company or any of its subsidiaries in 2020, (b) was formerly an officer or employee of the Company or any of its subsidiaries or (c) had any relationship that required disclosure under the section titled “Certain Relationships and Related Person Transactions.” During the year ended December 31, 2020, the members of our Compensation Committee were John Beckworth, Matthew H. Hartzell, William S. Nichols, III, Raimundo Riojas E. and Fred Robertson.

Independent Auditors

The Audit Committee has recommended, and the board appointed, Crowe LLP as our independent auditors to audit the consolidated financial statements of the Company for the 2021 fiscal year. Crowe LLP has served as our independent auditors since 2014 and reported on the Company’s consolidated financial statements for the 2014 through 2020 fiscal years.

Fees Paid to Independent Registered Public Accounting Firm

The Audit Committee has reviewed the following audit and non-audit fees billed to the Company by Crowe LLP for 2020 and 2019 for purposes of considering whether such fees are compatible with maintaining the auditor’s independence, and concluded that such fees did not impair Crowe LLP’s independence. The policy of the Audit Committee is to pre-approve all audit and non-audit services performed by Crowe LLP before the services are performed, including all of the services described under "Audit Fees" and "Audit-Related Fees" below. The Audit Committee has pre-approved all of the services provided by Crowe LLP in accordance with the policies and procedures described in the section titled "—Audit Committee Pre-Approval."

	2020	2019
Audit Fees(1)	$690,076	$769,980
Audit-Related Fees(2)	12,500	155,000
Tax Fees	—	—
All Other Fees(3)	3,660	3,591
Total Fees	$706,236	$928,571

(1)

Audit fees reflect the aggregate fees billed for services related to the reviews of our quarterly reports filed on Form 10-Q, the audit of the consolidated financial statements of the Company and other SEC filings.

(2)

Audit-related fees reflect fees billed for services related to the review of the Company’s registration statement on Form S-8 and subordinated debt procedures in 2020 and the Company’s registration statements on Form S-8 and Form S-3 in 2019.

(3)	All other fees reflect fees billed for access to an accounting research database.

Audit Committee Pre-Approval

The Audit Committee’s charter establishes a policy and related procedures regarding the Audit Committee’s authority to approve, in advance, all auditing services (which, if applicable, may include providing comfort letters in connection with securities underwritings), and non-audit services that are otherwise permitted by law (including tax services, if any) that are provided to the Company by its independent auditors (which approval is made after receiving input from the Company’s management, if desired). The Audit Committee may also delegate to one or more of its members the authority to pre-approve auditing services and non-audit services that are otherwise permitted by law, provided that each such preapproval decision is presented to the full Audit Committee at a scheduled meeting. In addition, the Audit Committee has the authority to review and, in its sole discretion, approve in advance the Company’s independent auditors’ annual engagement letter, including the proposed fees contained therein.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Discussion and Analysis

Overview

We became a public company in October 2015, and we have filed with the SEC since that date under the scaled reporting rules applicable to emerging growth companies. As of December 31, 2020, we were no longer an emerging growth company and therefore, our 2020 executive compensation disclosure includes additional information regarding executive compensation that was not included last year, including:

•	this Compensation Discussion and Analysis (“CD&A”);
•	additional compensation disclosure tables for “Grants of Plan-Based Awards and “Potential Payments upon Termination or Change in Control”;
•	a non-binding advisory vote on “say on pay” for executive compensation, which is Proposal 2 of this proxy statement; and
•	a non-binding advisory vote on the frequency on which we will hold our “say on pay” vote, which is Proposal 3 of this proxy statement.

This CD&A describes the philosophy, components and additional aspects of our 2020 executive compensation program and is intended to be read in conjunction with the tables that immediately follow this section, which provide further compensation information. Our 2020 “named executive officers” were as follows:

Name	Position
Steve F. Retzloff	Chief Executive Officer (“CEO”)
Ramon A. Vitulli, III	President of the Company
Paul P. Egge	Executive Vice President and Chief Financial Officer
Okan I. Akin	Executive Vice President and Chief Risk Officer
Shanna Kuzdzal	Executive Vice President, General Counsel and Secretary

Effective January 1, 2020, Mr. Retzloff was promoted to Chief Executive Officer succeeding George Martinez in the role; Mr. Vitulli was promoted to President of the Company and Chief Executive Officer of the Bank; and Mr. Akin was promoted to President of the Bank and continued to serve as Chief Risk Officer of both the Company and the Bank.

Executive Summary

2020 Select Business Highlights

The Company continued its strong performance in 2020 and was able to achieve these accomplishments, despite challenges caused by the COVID-19 pandemic, by executing on its super-community banking strategy. Management believes that continued growth of loans and deposits, along with focus on operating expenses and maintaining manageable levels of nonperforming assets, is fundamental to the long-term success of the Company as a whole. The chart below summarizes key results.

Company Performance
Metric	2020 Results	2019 Results
Diluted Earnings Per Share	$2.22	$2.47
Deposit Growth	$920.4 million	$405.6 million
Net Income	$45.5 million	$53.0 million
Net Interest Income Before Provision	$202.7 million	$179.5 million
Net Interest Margin on a Tax Equivalent Basis	4.08%	4.22%
Noninterest Income	$8.2 million	$13.4 million
Noninterest Expense	$127.5 million	$120.6 million
Efficiency Ratio	60.55%	62.99%
Return on Average Assets	0.81%	1.10%
Return on Average Equity	6.22%	7.48%
Return on Average Tangible Equity	9.33%	11.50%

COVID-19 Update

Our 2020 earnings were impacted by other real estate write-downs of $4.1 million and increased provision expense, totaling $27.4 million, in response to COVID-19-related uncertainties in the current economic environment. In addition, net interest margin on a tax equivalent basis decreased to 4.08% for the year 2020 from 4.22% for the year 2019 primarily due to the effect of Paycheck Protection Program (“PPP”) loans on the yield.  Over the course of the year, our bankers worked tirelessly to navigate the newly-enacted PPP legislation as they funded over 6,300 PPP loans totaling in excess of $710 million, which is expected to generate approximately $24.0 million in fee income, and then supported customers through the related forgiveness process. Our bankers’ unwavering commitment to support our community through the PPP resulted in 3,698 loans to new customers in a funded amount of $253.1 million during 2020 and required work on nights and weekends for months on end. In addition to the PPP, employees across the organization gave phenomenal effort as they implemented new technologies, policies, procedures and customer outreach efforts in response to the pandemic, all while bearing the burdens the pandemic placed on individuals and families navigating the illness, school closings and their established ways of life. The Compensation Committee monitored the financial impact of the pandemic on the Company’s existing performance-based compensation and, in light of the extraordinary efforts exhibited by the team, decided to modify the terms of the 2019 and 2020 performance share units to change the weightings of each of the performance metrics to make them more heavily weighted towards relative total shareholder return over the Company’s internal financial metrics in order to continue to motivate the approximately 150 officers who had outstanding performance share units, including our named executive officers, and continue to align their performance with our shareholders.

Compensation Philosophy and Objectives

The Company compensates the Company’s named executive officers through a mix of base salary, cash incentive bonuses, restricted stock grants, performance share units and other benefits, including, to a limited extent, perquisites. The Company believes the current mix of these compensation elements and the amounts of each element provide the Company’s named executive officers with compensation that is reasonable and competitive within the Company’s markets, and also appropriately reflects the Company’s performance and the officer’s particular contributions to that performance, and takes into account applicable regulatory guidelines and requirements.

The Compensation Committee’s philosophy is to provide a compensation package that attracts and retains executive talent and encourages and rewards the achievement of our financial and strategic objectives. It is also the Compensation Committee’s practice to provide a mix of cash and equity-based compensation that the committee believes appropriate to align executive interests with the interests of our shareholders to ensure their focus on long-term return to shareholders and consideration of risk management, which is further supported by requiring executive officers to acquire substantial levels of ownership of the Company’s stock.

Good Governance

The Company is committed to sound compensation and governance practices, including the following:

•	a clawback policy applicable to all executive officers, which was adopted in 2018;
•	stock ownership guidelines established for our executive officers in 2020;
•	no excise tax gross-up payments upon a change in control;
•	no dividends are accrued or paid on performance share units; and
•	no hedging transactions by our executive officers and restrictions on pledging.

Compensation Committee and Management Role in Determining Compensation for the Named Executive Officers

The Compensation Committee has responsibility for overseeing the Company’s executive compensation policies and practices, including establishing annual salaries, annual incentive arrangements, long-term equity-incentive arrangements and all other benefit and compensation programs for the Company’s executive officers, including our named executive officers. The Compensation Committee is solely responsible for setting the compensation of Mr. Retzloff, the Company’s CEO. As for the other named executive officers, the CEO generally makes recommendations to the Compensation Committee considering each named executive officer’s performance, the Company’s performance and other factors. The Compensation Committee then evaluates the recommendations and determines the appropriate amounts of compensation.

In making its decisions, the Compensation Committee considers a number of factors including among other things:

•	the Company’s and the Bank’s attainment of net income goals;
•	the Company’s operating performance against its past performance and that of the industry;
•	total shareholder return;
•	overall profitability from year to year; and
•

performance of individual named executive officers, the scope of responsibility within the overall organization and the specific contributions made to the Company and the Bank during the course of the year.

The Compensation Committee considers other relevant factors, including involvement in the community that might better position the organization to serve the immediate needs of the Company’s market. The Compensation Committee generally considers most or all of the above criteria but does not generally assign a specific weight to any of these factors in making compensation decisions and may choose certain criteria in one year and others in other years. Except for specific goals set with respect to certain compensation programs described herein, the Compensation Committee makes compensation decisions on a discretionary basis considering such factors and criteria as it deems appropriate from year to year.

Use of Market Compensation Data

Each year, the Compensation Committee relies on market pay data and related research to inform its decisions on the construction and expected outcomes of our executive compensation program. The Compensation Committee reviewed a compilation of data from 88 banking organizations with an asset size between $3.0 and $7.8 billion taken from the “McLagan Regional & Community Bank Survey” – a national compensation survey that covers 1,000 jobs in over 300 banking firms by asset size. The Committee believes it is useful to examine the “best practices” of a broader group of banking organizations in order to determine salary and other compensation.

2020 Executive Compensation Program

General.  Each of our named executive officers is also an officer of the Bank and has substantial responsibilities in connection with the day-to-day operations of the Bank. As a result, each named executive officer devotes a substantial majority of his or her business time to the operations of the Bank, and the compensation received is paid largely to compensate that named executive officer for services to the Bank.

The target pay mix for our CEO and other named executive officers, on average, is shown in the charts below. Target pay mix includes 2020 base salary, 2020 Annual Incentive Plan target and the grant date fair value of equity awards granted in 2020.

Base Salary.  The base salaries of our named executive officers have been historically reviewed and set annually by the Compensation Committee as part of the Company’s performance review process as well as upon the promotion of an executive officer to a new position or other change in job responsibility. In establishing base salaries for our named executive officers, the Compensation Committee has relied on external market data obtained from outside sources, including McLagan. In addition to considering the information obtained from such sources, the Compensation Committee has considered:

•	each named executive officer’s scope of responsibility;
•	the types and amount of the elements of compensation to be paid to each named executive officer;
•

our overall financial performance and performance with respect to other aspects to our operations, such as our growth, asset quality, profitability and other matters, including the status of our relationship with regulatory agencies; and

•	each named executive officer’s individual performance and contributions to our company-wide performance, including leadership, team work and community service.

For 2020, the base salary for our CEO remained the same. For the other named executive officers, the annual salary increases for 2020 ranged from 19% to 44% effective as of January 1, 2020. Mr. Vitulli’s base salary was increased in connection with his promotion from Executive Vice President to President of the Company and CEO of the Bank to align his salary with the salary of the CEO of the Company, as the Company’s philosophy has been to pay the same salary for both of these positions given the broad scope of responsibilities for each. The salary increases for Mr. Egge, Mr. Akin and Ms. Kuzdzal were determined based on individual officer performance, the breadth of specific duties and responsibilities assigned to each officer, Company performance in 2019 in terms of improved ROATCE (as defined below), Company growth, the integration of the 2018 acquisition of Post Oak Bank and a compensation comparison to external market data.

Name	Title	2019 Base Salary	Increase Percentage	2020 Base Salary
Steven F. Retzloff	CEO	$540,000	0%	$540,000
Ramon A. Vitulli, III	President & CEO of the Bank	375,000	44%	540,000
Paul P. Egge	Chief Financial Officer	350,000	26%	440,000
Okan I. Akin	Chief Risk Officer	350,000	21%	425,000
Shanna Kuzdzal	General Counsel	285,000	19%	340,000

Annual Bonuses. Annual incentive bonuses are intended to recognize and reward those named executive officers who contribute meaningfully to our performance for the year. Generally, these annual incentive bonuses are paid in cash no later than the end of February of the year following the year for which the bonus was earned.

Annual Incentive Plan. The Annual Incentive Plan (the “AIP”) was designed to motivate and reward eligible employees by making a portion of their cash compensation dependent on the achievement of certain organizational performance metrics. All officers of the Company and the Bank participate in the AIP. The AIP provides for cash incentive awards determined pursuant to a formulaic plan based on the Company’s achievement of pre-defined financial performance targets for the applicable year and, for the named executive officers, has no subjective or discretionary component. Under the AIP, each of the Company's named executive officers were eligible for a target cash incentive set at 30% of his or her then-current base salary.

The performance metrics and the allocation of the total eligible cash incentive amount for each metric are set annually by the Compensation Committee. In determining the amount of the annual cash incentive for 2020, a minimum, target and maximum performance level was established with respect to four performance metrics. These performance metrics consisted of pre-tax pre-provision return on average assets, return on average tangible common equity, the ratio of non-performing assets (excluding trouble debt restructurings) to total assets and the ratio of net charge-offs to average loans, each subject to adjustment to exclude gains and losses and other non-recurring items. A specific percentage weight of the total eligible cash incentive is allocated to each of these performance metrics as set forth in the table below.

The 2020 AIP carved back the number of metrics from the seven metrics used in the 2019 AIP, eliminating the efficiency ratio, loan growth and deposit growth metrics and using pre-tax pre-provision return on average assets in lieu of return on average assets, to simplify the program and more closely align pay with the performance metrics the Company believes are of most importance to shareholders, while retaining the effects of those metrics which were removed. The pre-tax pre-provision return on average assets (PTPP ROAA) reflects a widely-used measure of core earnings dependent in part on both effectively producing and managing the balance sheet in terms of the optimization of both loan and deposit growth as well as achieving an efficiency ratio required to drive core operating performance. Increasing the weighting of return on average tangible common equity (ROATCE) as a primary measure of performance is highly correlated with earnings per share and is considered to be well aligned with overall company performance inclusive of the provision for loan losses which is driven by both growth and asset quality. The direct asset quality measures including the period end ratio of non-performing assets to total assets (NPA/Assets) and the ratio of annual net charge-offs to average loans (NCO/Avg. Loans) effectively measure both forward looking asset quality performance (NPA/Assets) and prior period performance (NCO/ Avg. Loans), both of which we believe to be important to the evaluation of company performance.

When the Company's performance reaches the minimum payout level with respect to a particular performance metric, the named executive officer will receive a cash payment based on the weight of the performance metric, achievement of such performance metric and the amount of the individual’s target bonus opportunity.

Performance Metric	Weight	Minimum (0%)	Target (100%)	Maximum (150%)	Actual 2020 Achievement	Payment Level
Pre-Tax Pre-Provision Return on Average Assets (PTPP ROAA)	35%	1.20%	1.35% to 1.45%	1.65%	1.55%	125.00%
Return on Average Tangible Common Equity (ROATCE)	35%	7.50%	10.00% to 11.00%	13.50%	9.98%	99.20%
Ratio of Non-Performance Assets to Total Assets	15%	100 bps	75 to 50 bps	40 bps	63 bps	100.00%
Ratio of Net Charge Offs to Average Loans	15%	25 bps	15 to 10 bps	5 bps	22 bps	30.00%

If the Company's performance is less than or equal to the minimum level with respect to a particular performance metric, no incentive compensation is payable for that particular performance metric. Payouts are interpolated on a straight-line basis for achievement for a particular performance metric above the minimum level to the targeted range from 0% to 100%. For achievement for a particular performance metric between the targeted range and maximum level, payouts are interpolated on a straight-line basis between 100% and 150%. For 2020, the cash incentive earned by each eligible named executive officer was 97.97% of the target cash incentive for such named executive officer.

Name	Target Opportunity (as a % of base salary)	Target Opportunity	2020 AIP Paid at 97.97%
Steven F. Retzloff	30%	$162,000	$158,711
Ramon A. Vitulli, III	30%	162,000	158,711
Paul P. Egge	30%	132,000	129,320
Okan I. Akin	30%	127,500	124,912
Shanna Kuzdzal	30%	102,000	99,929

Discretionary Bonuses. The Compensation Committee, within its sole discretion, determines whether discretionary bonuses will be paid for any year and the amount of any bonus paid. In determining whether to pay a discretionary bonus to a named executive officer for a given year and the amount of any bonus to be paid, the Compensation Committee considers factors which include the personal performance of the executive officer, including taking on additional and exceptional work activities, and his or her contributions to leadership, team work and community service. There were no discretionary bonuses paid to any of our named executive officers for 2020.

Long-Term Equity-Based Incentive Compensation. We maintain a long-term equity-based incentive compensation program for all of the officers of the Company and the Bank, which includes our named executive officers, through the 2019 Amended and Restated Stock Awards and Incentive Plan, which was approved by our shareholders at our 2019 annual meeting. The 2019 Amended and Restated Stock Awards and Incentive Plan was established to attract and retain key employees and enable those persons to participate in the long-term success of the Company. We believe that a portion of each named executive officer’s compensation should be tied to the performance of the Company, aligning the officer’s interest with that of our shareholders. Historically, we have granted both restricted stock awards and stock options to officers. In 2019, we began granting performance share units (“PSUs”) as part of our equity compensation program. Our PSUs do not contain dividend equivalent rights.

For 2020, as in 2019, the Compensation Committee determined that the award vehicle mix should be 50% time-based restricted stock awards and 50% PSUs at an aggregate dollar value equal to 50% of current base salary for the CEO (which was an increase from 3.75% in 2019) and 25% of each other named executive officer’s then-current base salary. The increase to the percentage of base salary for the CEO was to strengthen the correlation between pay and performance and was deemed appropriate in light of the committee’s decision not to increase the CEO’s base salary in 2020. The time-based restricted stock awards ratably vest over a four-year period from the date of grant. PSUs are earned subject to certain performance goals being met after the two-year performance period from January 1, 2020 through December 31, 2021 and cliff vest one year later on December 31, 2022 provided the officer is still employed. The average closing price of the Company’s common stock from November 1, 2019 through December 31, 2019 of $22.24 was used to set the number of shares of restricted stock and PSUs awarded on April 1, 2020.

The Compensation Committee granted the following restricted stock awards and PSUs to each of our named executive officers under the 2020 long-term equity-based incentive compensation program:

	2020 Long-Term
	Incentive Target Award
Name	Restricted Stock	PSUs
Steven F. Retzloff	3,737	3,738
Ramon A. Vitulli, III	1,868	1,869
Paul P. Egge	1,522	1,523
Okan I. Akin	1,470	1,471
Shanna Kuzdzal	1,176	1,177

Performance Share Unit Awards

2020 PSUs (Performance Period - January 1, 2020 and ending on December 31, 2021).  For the 2020 PSU awards, the percentage of PSUs that vest following the two-year performance period is determined based on three performance metrics: relative total shareholder return; cumulative earnings per share; and the ratio of net charge-offs to average loans. In October 2020, the Compensation Committee adjusted the relative weightings of each of the performance metrics due to the unforeseen circumstances created by the COVID-19 pandemic, increasing relative total shareholder return from 50% to 80%, reducing cumulative earnings per share from 35% to 15% and reducing the ratio of net charge-offs to average loans from 15% to 5%.  The weightings in the chart below reflect the adjusted weightings of the performance metrics.

Total shareholder return will be calculated as the increase in our stock price (plus shareholder dividends, if any) over the two-year measurement period divided by the beginning stock price as compared with the stock price and dividend performance of the companies on the SNL Small Cap U.S. Bank Index. Cumulative earnings per share will be the cumulative fully-diluted earnings per share for the Company for the two years ending December 31, 2021. The Company’s ratio of net charge-offs to average loans will be measured by dividing (a) the total cumulative net charge-offs for the two years ending December 31, 2021 by (b) average loans for two years ending December 31, 2021.

Performance Metrics	Weight	Minimum (0%)	Target (100%)	Maximum (150%)
Relative Total Shareholder Return	80%	20th percentile	45th to 55th percentile	75th percentile
Cumulative Earnings Per Share	15%	$4.50	$4.95 to $5.25	$5.50
Ratio of Net Charge-Offs to Average Loans	5%	25 bps	15 to 10 bps	5 bps

No payout occurs for achievement of a particular performance metric at or below the minimum level. Payouts are interpolated on a straight-line basis for achievement for a particular performance metric above the minimum level to the targeted range from 0% to 100%. For achievement of a particular performance metric between the targeted range and maximum level, payouts are interpolated on a straight-line basis between 100% and 150%.

2019 PSUs (Performance Period - January 1, 2019 and ending on December 31, 2020).  In October 2020, in light of the unprecedented, unforeseen circumstances as a result of COVID-19, certain of the PSU metrics for the 2019 PSUs had been impacted and, if not adjusted, would devalue the 2019 PSUs. In order that they retain some value to incentivize the performance of the approximately 150 officers of the Company and the Bank who received PSUs, and to ensure the long-term success of the Company’s stock compensation program that serves as a key retention driver, the Compensation Committee revised the following weightings:

increasing Relative Total Shareholder Return from 20% to 80%; reducing ROATCE from 40% to 10% and reducing Cumulative EPS from 40% to 10%.  However, the performance metrics and their targets remained as follows:

Performance Metrics	Weight	Minimum (0%)	Target (100%)	Maximum (150%)	Actual Result ($/%)	% Achievement
Relative Total Shareholder Return	80%	20th percentile	45th to 55th percentile	75th percentile	60.3%	113.3%
ROATCE	10%	9.5%	12.9% to 13.5%	15.5%	10.4%	26.0%
Cumulative Earnings Per Share	10%	$5.00	$5.50 to $5.60	$6.00	$4.69	—
Total						93.2%

No payout occurs for achievement of a particular performance metric at or below the minimum level. Payouts are interpolated on a straight-line basis for achievement for a particular performance metric above the minimum level to the targeted range from 0% to 100%. For achievement of a particular performance metric between the targeted range and maximum level, payouts are interpolated on a straight-line basis between 100% and 150%.

In making the decision to adjust the weightings for both the 2020 PSUs and the 2019 PSUs, the Compensation Committee considered the actual conditions under which the Company was operating under during 2020, namely the COVID-19 pandemic; the fact that a global pandemic with broad-spread financial impact was not anticipated when the weightings were initially set; and, most importantly, the response both needed and delivered by our officers to generate a successful outcome in terms of managing pandemic-related risks and shareholder returns. The Committee believed increasing the weighting in favor of Relative Total Shareholder Return presented an accessible and quantifiable methodology for determining the degree to which the officers of the Company and the Bank would perform successfully in light of the challenges presented by the pandemic. The response by the officers and leadership produced a notably outsized high volume of participation in the Paycheck Protection Program, which required an all-hands-on-deck effort, long hours including both weekdays and weekends for an extended period followed by extensive, continual customer outreach.  These efforts and others produced much needed relief for impacted customers, which in turn benefitted the Bank in terms of payment performance. In addition, a significant volume of new customers were served, which not only assisted the broader community, but also provided the Bank with ongoing future opportunities for market share gains. The fee structure and anticipated fee recognition process made available through the forgiveness phase further provided and continues to provide the Company with revenues that serve as a bridge to a broader economic recovery. The reputational impact of the PPP response is more difficult to quantify, but should translate to greater value for shareholders as the Company is credited for the extraordinary effort. The pandemic impacted both the 2019 and the 2020 PSU two-year measurement periods, both of which had their weightings and metrics set prior to the onset of the pandemic.  As such, the Compensation Committee concluded that the motivational benefits and appropriate alignment to shareholder interests were best served by adjusting the PSU weightings and metrics for both of these PSU issuances.

Based on the performance results, the named executive officers earned the 2019 PSUs as follows:

Name	Target PSUs	PSU Achievement	Earned PSUs
Steven F. Retzloff	565	93.2%	527
Ramon A. Vitulli, III	1,309	93.2%	1,220
Paul P. Egge	1,221	93.2%	1,138
Okan I. Akin	1,221	93.2%	1,138
Shanna Kuzdzal	995	93.2%	927

Had the weightings for the 2019 PSUs not been adjusted, the PSU achievement percentage would have been 33.1% for all officers, including the named executive officers.

Benefits and Perquisites. Our named executive officers are eligible to participate in the same benefit plans designed for all of our full-time employees, including health, dental, vision, disability and basic group life insurance coverage. We also provide our employees, including our named executive officers, with a 401(k) plan to assist participants in planning for retirement and securing appropriate levels of income during retirement. The purpose of our employee benefit plans is to help attract and retain quality employees, including executives, by offering benefit plans similar to those typically offered by our competitors. The Company also provides Mr. Vitulli with a membership in a club of his choice. The Compensation Committee believes that this benefit is generally consistent with industry practice and provides a platform for Mr. Vitulli to entertain clients and potential clients of the Company and fosters interaction with other community leaders, which is intended to drive business development, and ultimately, Company performance.

401(k) and Profit Sharing Plans. Our 401(k) plan and companion profit sharing plan are designed to provide retirement benefits to all eligible full-time and part-time employees. The 401(k) plan provides employees the opportunity to save for retirement on a tax-favored basis. Our named executive officers, all of whom were eligible to participate in the 401(k) plan during 2020, may elect to participate in the 401(k) plan on the same basis as all other employees. Employees may defer from 1% to 100% of their compensation to the 401(k) plan up to the applicable IRS limit. We match 50% of an employee’s annual contribution to the 401(k) plan up to a total of 3% per annum of the employee’s eligible salary. We make our matching contributions in cash and that contribution is invested according to the employee’s current investment allocation. In addition, upon approval by our board, each of our named executive officers, along with all individuals employed by us at yearend, are eligible to receive a contribution to his or her 401(k) account under our profit sharing plan. In 2020, the profits were allocated based on annual salary and hours worked. Each of our named executive officers received the maximum amount under the profit sharing plan.

Deferred Compensation Plan.  Certain officers, including all of the named executive officers, are eligible to participate in our deferred compensation plan. We do not contribute or match any funds contributed to the deferred compensation plan. None of our named executive officers participated in the deferred compensation plan in 2020.

Insurance Premiums. We invest in bank-owned life insurance due to its attractive nontaxable return and protection against the loss of our key employees. Amounts included in the Summary Compensation Table represent premiums paid by us on behalf of our named executive officers.

The Company does not maintain any defined benefit plan, actuarial benefit plan or a supplemental executive retirement plan for the Company’s named executive officers or any other employees. Moreover, the Company has no plan, agreement or other arrangement with any of the Company’s named executive officers relating to the payments of any amounts upon the retirement of such named executive officer from employment with the Company.

Employment Agreements and Change in Control and Severance Arrangements with Named Executive Officers

The Company currently does not have employment agreements with any of the Company’s named executive officers, and they are considered employees "at will." We maintain a severance plan under which all of our employees, including our named executive officers, are eligible to receive certain benefits upon a termination of employment that meets the requirements detailed in such plan, and includes as a result of their job being eliminated and who are not offered a comparable position within the organization.

Allegiance Bancshares, Inc. Change in Control Severance Plan.

In January 2020 the board approved the Allegiance Bancshares, Inc. Change in Control Severance Plan (the “Plan”) to retain qualified employees, maintain a stable work environment and provide economic security to eligible employees, including our named executive officers, in the event of certain terminations of employment in connection with a change in control. We believe that it is in the best interest of our shareholders to encourage these employees to remain with the Company up to and through the consummation of such strategic acquisition in order to ensure a stable management team through the consummation of such transaction. If an involuntary termination of employment (other than for death, disability or “cause”) or a resignation by the eligible employee for “good reason” occurs three months prior to the consummation of a change in control or within 18 months following such change in control, the named executive officer will be entitled to (a) a payment equal to two times the sum of (i) the named executive officer’s annual base salary and (ii) the named executive officer’s target bonus, (b) a payment equal to a pro-rata portion of the named executive officer’s target bonus for the year in which the termination occurs, and (c) a payment equal to 18 times the Company’s monthly contribution to the cost of medical, dental and vision coverage for the named executive officer and his or her dependents. The named executive officer will also be entitled to outplacement services not to exceed $25,000.

If the payments or benefits to be paid to an named executive officer under the Plan or any other arrangement would trigger the excise tax imposed on “excess parachute payments,” the named executive officer’s payments and benefits will be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would be better off (on an after-tax basis) if he or she received all payments and benefits and paid all excise and income tax.

Treatment of Equity Awards upon a Change in Control.

Options and Restricted Stock Awards.  Any options and restricted stock awards granted to the officers of the Company and the Bank, including our named executive officers, provide for full acceleration of vesting upon a change in control.

Performance Share Units.  Under the terms of the PSUs applicable to all participants, the treatment of the PSU depends on the date of the change in control as follows:

•	if the change in control occurs prior to the first anniversary of the grant date, any unvested PSUs will be automatically forfeited upon the change in control;
•

if the change in control occurs more than one year but less than 18 months after the grant date, any unvested PSUs will vest as of the date of the change in control as to a pro rata portion of the amount that would have been earned had the performance period ended on the date of the change in control but only up to the target amount;

•

if the change in control occurs 18 months after the grant date and up to the last day of the performance period, any unvested PSUs will vest as of the date of the change in control as to a pro rata portion of the amount that would have been earned had the performance period ended on the date of the change in control; and

•	if the change in control occurs during the one-year period following the end of the performance period, the PSUs will vest in full as to the amount earned.

Compensation Policies and Practices and Risk Management

We do not believe any risks arise from our compensation policies and practices for our executive officers and other employees that are reasonably likely to have a material adverse effect on our operations, results of operations or financial condition.

Stock Ownership Guidelines.

In January 2020, our board adopted a stock ownership and retention policy applicable to all executive officers subject to the reporting and other requirements of Section 16 of the Securities Exchange Act of 1934, as amended (“Section 16 Officers”) and directors.

Within five years of the later of appointment or the date the policy was adopted, Section 16 Officers, which include all of the named executive officers, are required to achieve ownership of a defined market value of Company common stock as follows:

•	five times annual base salary for the Chief Executive Officer; and
•	two times annual base salary for the other Section 16 Officers.

Under this policy, directors are expected to own shares with a value greater than five times their annual retainer for serving on the board. As of February 26, 2021, all Section 16 Officers and directors either met the guidelines or were on track to meet the ownership guidelines.

In calculating equity ownership for purposes of this requirement, we include all shares beneficially owned by an individual, such as shares owned by an individual in the Company’s benefit plans (e.g., 401(k)), shares of restricted stock and shares with respect to which an individual has voting or investment power. Shares underlying unexercised stock options, unearned performance share units and pledged shares are excluded when determining ownership for these purposes.

Executive officers are expected to hold 100% of any net shares received through option exercises or restricted stock vestings until the ownership guidelines are achieved. Once such officer achieves the ownership requirement, he or she is no longer restricted by this holding requirement, provided his or her total stock ownership level does not fall below the ownership guidelines.

Clawback Policy.

In January 2018, our board adopted an executive compensation clawback policy applicable to all executive officers of the Company. The clawback policy provides that our board may direct the Company to recover some, all or none of certain compensation received by officers of the Company in the event that the board concludes (utilizing the process set forth in the policy) that the Company is required to prepare a material accounting restatement due to noncompliance of the Company with any financial reporting requirement under the U.S. securities laws, and such noncompliance is the result of misconduct. Compensation including cash bonuses and other incentive compensation the amount, payment, earning and/or vesting of which is calculated based in whole or in part on the application of performance measures is covered by the clawback policy.

Prohibition on Hedging and Restrictions on Pledging.

Executive officers, including our named executive officers, are required to receive pre-clearance approval from two members of the Insider Trading Team, comprised of the Chief Executive Officer, the President, the Chief Financial Officer, the Chief Risk Officer and the General Counsel, prior to entering into any transactions in our securities, including purchases, sales and option exercises. Trading is permitted only during open trading windows. Employees who are subject to trading restrictions, including our named executive officers, may enter into a trading plan under Rule 10b5-1 under the Exchange Act. These trading plans may be entered into only during an open trading period and must be approved in advance by the General Counsel. Trading plans are required to include a 15-day waiting period. Executive officers are prohibited from entering into hedging, short sale and derivative transactions involving our securities or that are designed to offset any decrease in the market value of our securities and any pledge of our securities as collateral for a loan may only be made if the value of the assets, including the securities, securing the loan is at least 250% of the outstanding loan balance at all times. Any pledge of securities must be pre-approved by the General Counsel, certified to on an annual basis and the officer must immediately report any failure to comply with the 250% collateral of loan amount requirement and provide a written plan and undertaking to bring the arrangement into compliance with the insider trading policy within 90 days.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with the management of the Company. Based on this review and discussion, the Compensation Committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

Compensation Committee:

Fred S. Robertson (Chairperson)

John B. Beckworth

Matthew H. Hartzell

William S. (Nick) Nichols III

Raimundo Riojas E.

EXECUTIVE COMPENSATION PAYMENTS AND AWARDS

Summary Compensation Table

The following table sets forth information regarding the compensation paid to each of our named executive officers for the fiscal years indicated. The title shown for each named executive officer reflects his or her position as of the last day of 2020. Except as set forth in the notes to the table, all cash compensation for each of our named executive officers was paid by the Bank.

Name and Position	Year	Salary(1)	Bonus(2)	Stock Awards(3)		Non-equity Incentive Plan Compensation(4)	All Other Compensation(5)		Total
Steven F. Retzloff	2020	$540,000	$—	$200,221	(a)	$158,711	$28,153	(a)	$927,085
Chief Executive Officer	2019	540,000	—	39,606		44,755	30,173		654,534
	2018	490,000	—	—		—	29,193		519,193

Ramon A. Vitulli, III	2020	540,000	—	116,716	(b)	158,711	35,096	(b)	850,523
President	2019	375,000	—	178,879		62,159	35,859		651,897
	2018	340,000	85,000	—		—	33,988		458,988

Paul P. Egge	2020	440,000	—	97,603	(c)	129,320	31,417	(c)	698,340
Executive Vice President	2019	350,000	20,000	85,551		58,015	31,298		544,864
and Chief Financial Officer	2018	310,000	82,500	—		—	29,377		421,877

Okan I. Akin(6)	2020	425,000	—	94,946	(d)	124,912	30,861	(d)	675,719
Executive Vice President and Chief Risk Officer	2019	350,000	10,000	162,741		58,015	31,887		612,643
Shanna Kuzdzal	2020	340,000	—	76,257	(e)	99,929	31,043	(e)	547,229
Executive Vice President,	2019	285,000	40,000	69,688		47,241	31,286		473,215
General Counsel & Secretary	2018	275,000	70,000	—		—	29,064		374,064

(1)	The amounts shown in this column represent salaries earned during the fiscal year shown.
(2)

For 2019, the amount shown was awarded as a discretionary cash bonus paid on January 31, 2020 for such officer’s additional and exceptional personal performance during 2019. For 2018, the amount shown was an annual incentive bonus paid in cash at the end of January of the year following the year for which the bonus was earned.

(3)

Represents the aggregate grant date fair value of restricted stock and PSUs awarded pursuant to the Company's 2019 Stock Awards Plan in the fiscal year shown, which was computed in accordance with ASC Topic 718 with the assumptions described in Note 15 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020. The grant date fair value of restricted stock awards is calculated based on the closing market price of our common stock on the grant date. The grant date fair value of the PSUs is based on the probable outcome of the applicable performance conditions and is calculated at target based on a combination of the closing market price of our common stock on the grant date and a Monte Carlo simulated fair value in accordance with ASC 718. The maximum grant date fair value of the 2020 PSUs based on the original grant date fair value was (a) $125,400 for Mr. Retzloff, (b) $62,350 for Mr. Vitulli, (c) $50,807 for Mr. Egge, (d) $49,073 for Mr. Akin and (e) $39,265 for Ms. Kuzdzal. As described in the “Long-Term Equity-Based Incentive Compensation” section above, the PSUs granted in 2019 and 2020 were modified on October 23, 2020. In accordance with applicable SEC rules, the amount reported in the “Stock Awards” column also includes the incremental fair value of these modified awards of (a) $33,510 for Mr. Retzloff, (b) $33,372 for Mr. Vitulli, (c) $29,693 for Mr. Egge, (d) $29,354 for Mr. Akin and (e) $23,779 for Ms. Kuzdzal, computed as of the modification date in accordance with ASC Topic 718, although no additional PSUs were granted on the modification date. The maximum grant date fair value of the 2020 PSUs based on the modification grant date fair value was (a) $161,946 for Mr. Retzloff, (b) $53,984 for Mr. Vitulli, (c) $65,982 for Mr. Egge, (d) $63,731 for Mr. Akin and (e) $50,994 for Ms. Kuzdzal. The maximum grant date fair value of the 2019 PSUs based on the modification grant date fair value was (a) $43,515 for Mr. Retzloff, (b) $100,817 for Mr. Vitulli, (c) $94,041 for Mr. Egge, (d) $94,041 for Mr. Akin and (e) $76,634 for Ms. Kuzdzal.

(4)

The amounts in this column represent the annual incentive bonus awarded to the named executive officer under the Company’s Annual Incentive Plan, which was paid to the officer in cash no later than the end of February of the year following the year for which the bonus was earned.

(5)	The amounts shown in this column represent the aggregate incremental cost to the Company of all perquisites and personal benefits provided to the named executive officers as follows:
(a)

For Mr. Retzloff, the 2020 amount includes premiums paid on life insurance and disability policies of $1,051, Company matching contributions under the 401(k) plan of $7,425, a contribution of $750 to a health savings account, $847 in dividend payments on unvested restricted stock and a contribution of $18,080 under the Company’s profit sharing plan.

(b)

For Mr. Vitulli, the 2020 amount includes club membership dues of $9,649, premiums paid on life insurance and disability policies of $4,022, Company matching contributions under the 401(k) plan of $900, a contribution of $1,500 to a health savings account, $945 in dividend payments on unvested restricted stock and a contribution of $18,080 under the Company’s profit sharing plan.

(c)

For Mr. Egge, the 2020 amount includes premiums paid on life insurance and disability policies of $1,051, Company matching contributions under the 401(k) plan of $8,550, a contribution of $1,500 to a health savings account, $2,236 in dividend payments on unvested restricted stock and a contribution of $18,080 under the Company’s profit sharing plan.

(d)

For Mr. Akin, the 2020 amount includes premiums paid on life insurance and disability policies of $1,921, Company matching contributions under the 401(k) plan of $8,550, a contribution of $1,500 to a health savings account, $809 in dividend payments on unvested restricted stock and a contribution of $18,080 under the Company’s profit sharing plan.

(e)

For Ms. Kuzdzal, the 2020 amount includes premiums paid on life insurance and disability policies of $1,047, Company matching contributions under the 401(k) plan of $8,550, a contribution of $1,500 to a health savings account, $1,866 in dividend payments on unvested restricted stock and a contribution of $18,080 under the Company’s profit sharing plan.

(6)	Mr. Akin was not a named executive officer of the Company prior to 2019.

Description of Plan-Based Awards

Under the Company’s Annual Incentive Plan, each of the Company's named executive officers were eligible for a target cash incentive set at 30% of his or her then-current base salary. The Compensation Committee established four weighted performance measures for 2020 under the Annual Incentive Plan. The performance measures and weightings for 2020 were: pre-tax pre-provision return on average assets (35%), return on average tangible common equity (35%), the ratio of non-performing assets (excluding trouble debt restructurings) to total assets (15%) and the ratio of net charge-offs to average loans (15%), each subject to adjustment to exclude gains and losses and other non-recurring items. When the Company's performance reaches the minimum payout level with respect to a performance metric, the named executive officer will receive a cash payment based on the weight of the performance metric, achievement of such performance metric and the amount of the individual’s target bonus opportunity. The cash incentive earned by each eligible named executive officer was 97.97% of the target cash incentive for such named executive officer and each named executive officer’s payout is set forth above in the Summary Compensation Table under the heading “Non-equity Incentive Plan Compensation”. The Compensation Discussion and Analysis describes in greater detail the terms and payouts under the 2020 Annual Incentive Plan.

On April 1, 2020, the Company granted restricted stock awards and PSUs to its named executive officers, all of which were made under the 2019 Amended and Restated Stock Awards and Incentive Plan. For 2020, the Compensation Committee determined that the award vehicle mix should be 50% restricted stock awards and 50% PSUs at an aggregate dollar value equal to 50% of current base salary for the CEO and 25% of current base salary for each of the other named executive officers.

Grants of Plan-Based Awards for 2020

The following two tables set forth information relating to grants of plan-based awards to the named executive officers during 2020 and the stock options, restricted stock and PSUs held by the named executive officers as of December 31, 2020. All non-equity incentive plan awards were made under the Company’s Annual Incentive Plan as it was in effect during 2020, and all awards of stock options, restricted stock and PSUs were made under the Stock Awards and Incentive Plan, as amended.

			Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)		Estimated Future Payouts Under Equity Incentive Plan Awards (2)		All Other Stock Awards: Number of Shares of	Grant Date Fair Value Of Stock and Option
Name	Award Type	Grant Date	Target	Maximum	Target	Maximum	Stock(3)	Awards
Steven F. Retzloff	Annual Incentive		$162,000	$243,000	—	—	—	$—
	Restricted Stock	4/1/2020	—	—	—	—	3,737	83,111	(4)
	Performance Share Units	4/1/2020	—	—	3,738	5,607	—	83,600	(5)
	Modification to 2020 PSUs	10/23/2020	—	—	3,738	5,607	—	24,364	(6)
	Modification to 2019 PSUs	10/23/2020	—	—	565	848	—	9,146	(7)
Ramon A. Vitulli, III	Annual Incentive		162,000	243,000	—	—	—	—
	Restricted Stock	4/1/2020	—	—	—	—	1,868	41,544	(4)
	Performance Share Units	4/1/2020	—	—	1,869	2,804	—	41,800	(5)
	Modification to 2020 PSUs	10/23/2020	—	—	1,869	2,804	—	12,182	(6)
	Modification to 2019 PSUs	10/23/2020	—	—	1,309	1,964	—	21,190	(7)
Paul P. Egge	Annual Incentive		132,000	198,000	—	—	—	—
	Restricted Stock	4/1/2020	—	—	—	—	1,522	33,849	(4)
	Performance Share Units	4/1/2020	—	—	1,523	2,285	—	34,061	(5)
	Modification to 2020 PSUs	10/23/2020	—	—	1,523	2,285	—	9,927	(6)
	Modification to 2019 PSUs	10/23/2020	—	—	1,221	1,832	—	19,766	(7)
Okan I. Akin	Annual Incentive		127,500	191,250	—	—	—	—
	Restricted Stock	4/1/2020	—	—	—	—	1,470	32,693	(4)
	Performance Share Units	4/1/2020	—	—	1,471	2,207	—	32,899	(5)
	Modification to 2020 PSUs	10/23/2020	—	—	1,471	2,207	—	9,588	(6)
	Modification to 2019 PSUs	10/23/2020	—	—	1,221	1,832	—	19,766	(7)
Shanna Kuzdzal	Annual Incentive		102,000	153,000	—	—	—	—
	Restricted Stock	4/1/2020	—	—	—	—	1,176	26,154	(4)
	Performance Share Units	4/1/2020	—	—	1,177	1,766	—	26,324	(5)
	Modification to 2020 PSUs	10/23/2020	—	—	1,177	1,766	—	7,672	(6)
	Modification to 2019 PSUs	10/23/2020	—	—	995	1,493	—	16,107	(7)
(1)

The Annual Incentive Plan provides a cash payout based on performance. The amounts disclosed in these columns reflect the target and maximum annual cash incentive opportunities for named executive officers for 2020. The amount of the annual cash incentive opportunity depends on the base salary of the named executive officer for the year. Threshold performance results in a 0% payout, target performance results in a payout at 100% of target and the maximum payout is 150% of the target. Linear interpolation is used to determine the applicable payout amount between threshold and target and between target and maximum.

(2)

Amounts disclosed in these columns reflect the potential target and maximum number of PSUs originally granted in April 2020 and modified in October 2020 to each named executive officer as well as the potential target and maximum number of 2019 PSUs granted to each named executive officer as modified in October 2020.  No additional PSUs were granted on the modification date.

(3)	Amounts disclosed in this column reflect the number of restricted stock awards granted to our named executive officers in 2020.
(4)

Amounts disclosed for this award reflect the grant date fair value of the restricted stock awarded, which was computed in accordance with ASC Topic 718 with the assumptions described in Note 15 to the Consolidated Financial Statements in our Annual Report on Form 10-K for the fiscal year ended December 31, 2020.

(5)

Amounts disclosed for this award reflect the grant date fair value of the PSUs on the April 1, 2020 grant date based on the probable outcome of the applicable performance conditions and was calculated at target based on a combination of the closing market price of our common stock on the grant date and a Monte Carlo simulated fair value in accordance with ASC 718.

(6)

Amounts disclosed for this award reflects the incremental fair value of the PSUs originally granted to our named executive officers on April 1, 2020 and modified on October 23, 2020, as determined under the principles used to calculate the value of equity awards for purposes of our audited consolidated financial statements. For the assumptions and methodologies used to value these PSUs reported in this column, see footnote (3) to the Summary Compensation Table above.

(7)

Amounts disclosed for this award reflects the incremental fair value of the PSUs originally granted to our named executive officers on April 1, 2019 and modified on October 23, 2020, as determined under the principles used to calculate the value of equity awards for purposes of our audited consolidated financial statements. For the assumptions and methodologies used to value these PSUs reported in this column, see footnote (3) to the Summary Compensation Table above.

Outstanding Equity Awards at Fiscal Year End

The following table provides information regarding outstanding equity awards held by the named executive officers as of December 31, 2020.

	Option Awards				Stock Awards
	Number of Securities Underlying Unexercised Options		Option Exercise	Option Expiration	Number of Shares of Stock That Have		Market Value of Shares of Stock That Have	Equity Incentive Plan Awards: Number of Unearned Units That Have		Equity Incentive Plan Awards: Market Value of Unearned Units That Have
Name	Exercisable	Unexercisable	Price	Date	Not Vested		Not Vested(1)	Not Vested		Not Vested(1)
Steven F. Retzloff	—	—	$—	—	425	(2)	$14,505	—		$—
	—	—	—	—	527	(3)	17,972	—		—
	—	—	—	—	3,737	(4)	127,544	—		—
	—	—	—	—	—		—	5,607	(5)	191,367
Ramon A. Vitulli, III	9,350	—	20.00	4/24/2024	—		—	—		—
	—	—	—	—	2,857	(2)	97,509	—		—
	—	—	—	—	1,220	(3)	41,638	—		—
	—	—	—	—	1,868	(4)	63,755	—		—
	—	—	—	—	—		—	2,804	(5)	95,701
Paul P. Egge	—	—	—	—	2,500	(6)	85,325	—		—
	—	—	—	—	917	(2)	31,297	—		—
	—	—	—	—	1,138	(3)	38,839	—		—
	—	—	—	—	1,522	(4)	51,946	—		—
	—	—	—	—	—		—	2,285	(5)	77,987
Okan I. Akin	4,113	—	13.37	3/1/2022	—		—	—		—
	16,875	—	20.00	1/23/2024	—		—	—		—
	—	—	—	—	2,577	(2)	87,953	—		—
	—	—	—	—	1,138	(3)	38,839	—		—
	—	—	—	—	1,470	(4)	50,171	—		—
	—	—	—	—	—		—	2,207	(5)	75,325
Shanna Kuzdzal	—	—	—	—	2,000	(7)	68,260	—		—
	—	—	—	—	150	(8)	5,120	—		—
	—	—	—	—	747	(2)	25,495	—		—
	—	—	—	—	927	(3)	31,650	—		—
	—	—	—	—	1,176	(4)	40,137	—		—
	—	—	—	—	—		—	1,766	(5)	60,274

(1)	Based on the closing price of $34.13 per share of the Company's common stock on the NASDAQ Global Market on December 31, 2020.
(2)

Amounts disclosed reflect the number of unvested restricted stock awards that are subject to time-based vesting. One-third of the restricted stock awards will vest on each of April 1, 2021, 2022 and 2023, subject to such named executive officer’s continued service with us on each vesting date.

(3)

Amounts disclosed reflect the number of earned PSUs by our named executive officers for the 2019-2020 performance period. As of December 31, 2020, the 2019-2020 performance period ended and, in January 2021, the Compensation Committee determined the achievement of the performance goals. The performance measures and weightings for the PSUs granted on April 1, 2019, following the modification in October 2020, were Relative Total Shareholder Return (80%); ROATCE (10%); and Ratio of Net Charge-Offs to Average Loans (10%). These earned PSUs will vest on December 31, 2021, subject to the named executive officer’s continued service with us through such date.

(4)

Amounts disclosed reflect the number of unvested restricted stock awards that are subject to time-based vesting. One-fourth of these the restricted stock awards will vest on each of April 1, 2021, 2022, 2023 and 2024.

(5)

Amount disclosed in this column reflect the number of unvested PSUs held by our named executive officers, based on achievement of all applicable performance goals at the maximum level for the 2020-2021 performance period. The performance measures and weightings for the PSUs granted on April 1, 2020, following the modification in October 2020, were Relative Total Shareholder Return (80%); Cumulative Earnings Per Share (15%); and Ratio of Net Charge-Offs to Average Loans (5%). The actual number of PSUs that will be earned in respect of this unvested award, if any, will be determined at the end of the performance period and might be less than the number shown.

(6)	These restricted stock awards vested on February 1, 2021.
(7)	These restricted stock awards will vest on May 1, 2021.
(8)	One-half of these restricted stock awards vested on February 1, 2021 and the remaining 75 shares of restricted stock will vest on February 1, 2022.

Options Exercised and Stock Vested

The following table contains information concerning each exercise of options and vesting of restricted stock during the fiscal year ended December 31, 2020 for the named executive officers.

	Option Awards		Restricted Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise(1)	Number of Shares Acquired on Vesting	Value Realized on Vesting(2)
Steven F. Retzloff	—	$—	141	$3,136
Ramon A. Vitulli, III	—	—	952	21,172
Paul P. Egge	—	—	2,805	99,783
Okan I. Akin	11,631	204,240	858	19,082
Shanna Kuzdzal	—	—	2,323	57,266

(1)	Represents the difference between the exercise price and the value per share of the common stock based on the closing price on the NASDAQ Global Market on the date of exercise.
(2)

Calculated by multiplying the closing price of the common stock on the NASDAQ Global Market on the date of vesting by the number of shares of restricted stock acquired upon vesting. For Mr. Egge and Ms. Kuzdzal, the amount reported is the aggregate of shares vesting from multiple grants of restricted stock.

2019 Stock Awards Plan

In 2008, we adopted the 2008 Stock Awards and Incentive Plan to provide incentive compensation opportunities that are competitive with those of similar companies in order to attract, retain and motivate eligible participants by providing for both the direct award of shares and for the grant of options to purchase shares of common stock. The Stock Awards and Incentive Plan was amended and restated in 2015, amended in 2017 and amended and restated in 2019. Currently, the maximum number of shares of common stock that may be issued pursuant to grants or options under the Plan is 3,200,000.

Potential Payments upon Termination or Change of Control

Upon termination of a named executive officer’s employment with the Company, or upon a change in control, the Company maintains certain arrangements, plans and programs pursuant to which named executive officers are eligible to receive cash severance, equity vesting and other benefits.

Allegiance Bank Severance Plan.

Under the Bank’s Severance Plan, named executive officers will generally receive the following cash severance benefits upon termination of employment with the Bank as a result of the elimination of the named executive officer’s position and a comparable position with the Bank is not offered:

•	lump sum payment equal to four weeks of base salary for each completed year of service, with a minimum of 26 weeks of base salary and a maximum of 52 weeks of base salary; and
•

lump sum payment equal to the company-paid employer portion of the premium cost for medical, dental and vision coverage and flexible spending programs for a period of four weeks for each completed year of service, with a minimum of 26 weeks and maximum of 52 weeks.

Annual Incentive Plan.

The Company’s Annual Incentive Plan provides that upon the termination of a named executive officer’s employment for any reason prior to the date that the annual incentive bonus is paid, all of the named executive officer’s rights to an annual incentive plan bonus will be forfeited. However, the Compensation Committee, in its sole discretion, may pay a lump sum pro-rata annual incentive bonus to a named executive officer if the Company terminates their employment without cause prior to the date the annual incentive bonus is paid in an amount equal to either the annual incentive bonus at target or the actual annual incentive plan bonus that was earned for such performance period.

Treatment of Equity Awards upon Termination of Employment.

Option Awards.  The options awards granted to our named executive officers provide that, upon termination for any reason other than death or disability, any vested options may be exercised during the three months (or until the expiration date) following termination, unless such termination was “for cause”, in which case any options, whether or not vested, will expire upon termination.  In the event of termination as a result of death or disability, any vested options may be exercised within one year (or until the expiration date) after death or termination for disability.

Restricted Stock Awards. The restricted stock awards granted to our named executive officers will be forfeited upon termination of employment for any reason.

Performance Share Units. Under the terms of the PSU award agreement, upon termination of a named executive officer’s employment as a result of death, disability or termination by the Company without cause, treatment of the PSUs is as follows:

•	if the termination occurs prior to the first anniversary of the grant date, any unvested PSUs are forfeited;
•

if the termination occurs on or after the first anniversary of the grant date and prior to the last day of the performance period, any unvested PSUs will vest pro rata as of the date of the termination in an amount that would have been earned had the performance period ended on the date of the termination but only up to the target; and

•

if the termination occurs on or after the last day of the performance period and prior to the vesting date, any unvested PSUs will vest pro rata as of the date of the termination in an amount actually earned for the performance period.

For purposes of this section, the pro rata measurement period is calculated by multiplying the number of earned PSUs by a fraction, the numerator of which equal the number of days that the executive was employed during the performance period and the denominator is the number of days in the period between the first day of the performance period and the vesting date.

Treatment of Equity Awards upon a Change in Control.

Options and Restricted Stock Awards.  The options and restricted stock awards granted to our named executive officers provide for full acceleration of vesting upon a change in control.

Performance Share Units.  Under the terms of the PSUs the treatment of the PSU depends on the date of the change in control as follows:

•	if the change in control occurs prior to the first anniversary of the grant date, any unvested PSUs will be automatically forfeited upon the change in control;
•

if the change in control occurs more than one year but less than 18 months after the grant date, any unvested PSUs will vest as of the date of the change in control as to a pro rata portion of the amount that would have been earned had the performance period ended on the date of the change in control but only up to the target amount;

•

if the change in control occurs 18 months after the grant date and up to the last day of the performance period, any unvested PSUs will vest as of the date of the change in control as to a pro rata portion of the amount that would have been earned had the performance period ended on the date of the change in control; and

•	if the change in control occurs during the one-year period following the end of the performance period, the PSUs will vest in full as to the amount earned.

Allegiance Bancshares, Inc. Change in Control Severance Plan.

As described above in the Compensation, Discussion and Analysis, in January 2020, the board approved the Allegiance Bancshares, Inc. Change in Control Severance Plan which is applicable to the named executive officers. If an involuntary termination of a named executive officer’s employment (other than for death, disability or “cause” (as defined in the Plan)) or a resignation by the eligible employee for “good reason” (as defined in the Plan) occurs during the period, commencing three months prior to the consummation of a change in control and ending 18 months following such change in control (each a “Qualifying Termination”), the named executive officer will be entitled to (a) a payment equal to two times the sum of (i) the named executive officer’s annual base salary and (ii) the named executive officer’s target bonus, (b) a payment equal to the named executive officer’s pro-rata annual bonus for the year in which the termination occurs, and (c) a payment equal to 18 times the Company’s monthly contribution to the cost of medical, dental and vision coverage for the named executive officer and his or her dependents. The named executive officer will also be entitled to outplacement services not to exceed $25,000.

Any severance benefits payable under the Plan will be reduced by any severance benefits to which the named executive officer would otherwise be entitled under any general severance policy or severance plan maintained by the Company or its subsidiaries. The Plan also contains a 12-month non-solicitation covenant applicable to any named executive officer who receives benefits under the Plan.

If the payments or benefits to be paid to a named executive officer under the Plan or any other arrangement would trigger the excise tax imposed on “excess parachute payments,” the named executive officer’s payments and benefits will be reduced to the maximum amount that does not trigger the excise tax unless the named executive officer would be better off (on an after-tax basis) if he or she received all payments and benefits and paid all excise and income taxes.

The table below set forth for each of the named executive officers the amount of the severance payments and benefits and the accelerated vesting of equity awards that the named executive officer would have been entitled to upon various change in control and termination of employment events as described above, assuming that a change in control and/or termination of employment occurred on December 31, 2020.

Name	Compensation Component	Change in Control		Qualifying Termination In Connection With A Change in Control		Death or Disability		Involuntary Termination Not in Connection With A Change in Control
Steven F. Retzloff	Cash Severance	$—		$1,404,000	(1)	$—		$540,000	(2)
	Long Term Incentives	160,021	(3)	—	(4)	11,981	(5)	11,981	(5)
	Non-Equity Incentive Plan Compensation	—		162,000	(6)	—		—
	Benefits and Perquisites:	—		42,919	(7)	—		12,696	(8)
	Total:	160,021		1,608,919		11,981		564,677
Ramon A. Vitulli, III	Cash Severance	—		1,404,000	(1)	—		540,000	(2)
	Long Term Incentives	202,902	(3)		(4)	27,759	(5)	27,759	(5)
	Non-Equity Incentive Plan Compensation	—		162,000	(6)	—		—
	Benefits and Perquisites:	—		50,695	(7)	—		18,630	(8)
	Total:	202,902		1,616,695		27,759		586,389
Paul P. Egge	Cash Severance	—		1,144,000	(1)	—		220,000	(2)
	Long Term Incentives	205,632	(3)	—	(4)	25,893	(5)	25,893	(5)
	Non-Equity Incentive Plan Compensation	—		132,000	(6)	—		—
	Benefits and Perquisites:	—		50,695	(7)	—		9,315	(8)
	Total:	205,632		1,326,695		25,893		255,208
Okan I. Akin	Cash Severance	—		1,105,000	(1)	—		425,000	(2)
	Long Term Incentives	178,738	(3)	—	(4)	25,893	(5)	25,893	(5)
	Non-Equity Incentive Plan Compensation	—		127,500	(6)	—		—
	Benefits and Perquisites:	—		50,695	(7)	—		18,630	(8)
	Total:	178,738		1,283,195		25,893		469,523
Shanna Kuzdzal	Cash Severance	—		884,000	(1)	—		170,000	(2)
	Long Term Incentives	170,662	(3)	—	(4)	21,100	(5)	21,100	(5)
	Non-Equity Incentive Plan Compensation	—		102,000	(6)	—		—
	Benefits and Perquisites:	—		50,695	(7)	—		9,315	(8)
	Total:	170,662		1,036,695		21,100		200,415
(1)	Under the Company's Change in Control Severance Plan, amount is equal to two times the sum of the base salary in effect immediately prior to the termination plus the target annual incentive bonus.
(2)

Under the terms of the Allegiance Severance Plan, amount for Mr. Retzloff is equal to 52 weeks of base salary, amount for Mr. Vitulli is equal to 52 weeks of base salary, amount for Mr. Egge is equal to 26 weeks of base salary, amount for Mr. Akin is equal to 52 weeks of base salary and amount for Ms. Kuzdzal is equal to 26 weeks of base salary.

(3)

Under the terms of the individual option and restricted stock award agreements, upon the occurrence of a change in control, 100% of all unvested options and restricted stock awards will vest as of the date of the change in control. In addition, under the terms of the individual 2019 PSU award agreements, the PSUs granted to NEOs in 2019 will vest as of the date of the change in control in the amount earned for the performance period. The amount shown is the market value of all unvested restricted stock awards based on the price of a share of our common stock as of December 31, 2020 plus the market value of the PSUs that vested as described in this footnote based on the price of a share of our common stock as of December 31, 2020.

(4)

The vesting of equity compensation described in footnote (3) to this table also applies if the named executive officer’s employment is terminated in a Qualifying Termination in connection with a change in control.

(5)

Under the terms of the individual 2019 PSU award agreements, upon the termination of named executive officer's employment by the Company without cause or the named executive officer's death or disability, the PSUs will vest pro rata based on the amount actually earned for the performance period as of the termination date. The amount shown is the market value of the PSUs that vested as described above in this footnote based on the price of a share of our common stock as of December 31, 2020.

(6)	Under the Company's Change in Control Severance Plan, amount is equal to a pro-rata portion of each named executive officer's target annual incentive bonus.
(7)	Amount is the Company’s contribution to the cost of medical, dental, and vision coverage for each named executive officer for an 18-month period and $25,000 for outplacement services.
(8)

Under the terms of the Allegiance Severance Plan, amount is the Company’s contribution to the cost of medical, dental, and vision coverage and the health savings account for each named executive officer for the period of the base salary continuation as described above in footnote (2) to this table.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

Some of our officers, directors and principal shareholders and their affiliates are customers of the Bank. Such officers, directors and principal shareholders and their affiliates have had transactions in the ordinary course of business with the Bank, including borrowings, all of which were effected on substantially the same terms and conditions, including interest rate and collateral, as those prevailing from time to time for comparable transactions with unaffiliated persons and did not involve more than the normal risk of collectability or other unfavorable features. We expect to continue to have such transactions on similar terms and conditions with such officers, directors and shareholders and their affiliates in the future.

Transactions by us with related persons are subject to regulatory requirements and restrictions. These requirements and restrictions include Sections 23A and 23B of the Federal Reserve Act (which govern certain transactions by the Bank with its affiliates) and the Federal Reserve’s Regulation O (which governs certain loans by the Bank to its executive officers, directors, and principal shareholders). See our Annual Report on Form 10-K Item 1. Business—Regulation and Supervision—Limits on Transactions with Affiliates and Insiders. We have adopted policies to comply with these regulatory requirements and restrictions. Additionally, our Corporate Governance Guidelines provide that the board or its independent directors in an executive session must review and approve all related-party transactions. We expect that the board would consider, among other things, the nature, size and terms of the proposed transaction, the extent of the interest of the related party in the proposed transaction and the existing relationship of the parties to the proposed transaction.

BENEFICIAL OWNERSHIP OF THE COMPANY’S COMMON STOCK BY MANAGEMENT AND PRINCIPAL SHAREHOLDERS OF THE COMPANY

The following table sets forth certain information regarding the beneficial ownership of the Company’s common stock as of February 26, 2021, by (1) directors, director nominees and named executive officers of the Company, (2) each person who is known by the Company to own beneficially 5% or more of the Company’s common stock and (3) all directors, director nominees and executive officers as a group. Unless otherwise indicated, based on information furnished by such shareholders, management of the Company believes that each person has sole voting and dispositive power over the shares indicated as owned by such person.

Beneficial ownership is determined in accordance with rules of the SEC and generally includes any shares over which a person exercises sole or shared voting and/or investment power. Shares of common stock subject to options currently exercisable or exercisable within 60 days are deemed outstanding for computing the percentage ownership of the person holding the options but are not deemed outstanding for computing the percentage ownership of any other person. Except as otherwise indicated, we believe the beneficial owners of common stock listed below, based on information furnished by them, have sole voting and investment power with respect to the number of shares listed opposite their names.

Name of Beneficial Owner(1)	Number of Shares Beneficially Owned		Percentage Beneficially Owned(2)
Directors, Director Nominees and Named Executive Officers:
Okan I. Akin	36,510	(3)	*
John B. Beckworth	134,277	(4)	*
Denise Castillo-Rhodes	900		*
Jon-Al Duplantier	130		*
Paul P. Egge	12,252		*
Matthew H. Hartzell	13,533	(5)	*
Robert Ivany	2,329		*
Frances H. Jeter	14,800		*
Shanna Kuzdzal	12,102		*
George Martinez	267,799	(6)	1.33%
William S. Nichols III	51,388	(7)	*
Steven F. Retzloff	319,352	(8)	1.59%
Raimundo Riojas A.	—		*
Raimundo Riojas E.	226,874	(9)	1.13%
Fred S. Robertson	63,550	(10)	*
Ramon A. Vitulli, III	39,516	(11)	*
Louis A. Waters Jr.	44,031	(12)	*
Roland L. Williams	144,037	(13)	*
Janet S. Wong	900		*
Directors, Nominees and Executive Officers as a group (19 persons)	1,384,280	(14)	6.86%
Principal Shareholders:
BlackRock, Inc.	2,950,208	(15)	14.68%
The Vanguard Group	1,193,640	(16)	5.94%

*	Indicates ownership which does not exceed 1.00%.
(1)	The address of each of the Company’s directors and officers is c/o Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040.
(2)

Percentage is based on 20,097,094 shares of the Company’s common stock issued and outstanding as of February 26, 2021 and assumes the exercise by the shareholder or group named in each row of all options for the purchase of common stock held by such shareholder or group and exercisable within 60 days.

(3)	Consists of 15,522 shares held of record by Mr. Akin and 20,988 shares that can be acquired pursuant to the exercise of outstanding stock options.
(4)

Consists of 10,467 shares held of record by Mr. Beckworth, 57,143 shares held of record by John Beckworth & Laura H. Beckworth Ten Com and 66,667 shares held of record by the Laura Hobby Beckworth 1999 WPH Trust, of which his spouse is trustee.

(5)	Consists of 8,100 shares held of record by Mr. Hartzell and 5,253 shares held by an IRA account for the benefit of Mr. Hartzell.
(6)

Consists of 265,567 shares held of record by Martinez 2007 Family Partnership Ltd., of which Mr. Martinez is a limited partner, and 2,232 shares held of record by Mr. Martinez. Mr. Martinez has pledged 80,167 shares as security for indebtedness.

(7)

Consists of 3,800 shares held of record by Mr. Nichols, 36,588 shares held of record by Nichols Realty Investments I, LTD., of which Mr. Nichols is the President of the managing partner, Nichols GP Investments, Inc., and 11,000 shares held of record by Nichols Rising Star Partners II, LTD., of which Mr. Nichols is the President of the managing partner, Nichols GP Investments, Inc.

(8)

Consists of 21,500 shares held of record by Mr. Retzloff and his wife, 4,303 shares held of record by Mr. Retzloff, 266,667 shares held of record by Retzloff Holdings, LTD., of which Mr. Retzloff is a limited partner, 8,882 shares held of record by SF Retzloff Family Limited Partnership, LTD., of which Mr. Retzloff is a limited partner, and 18,000 shares of record by Retzloff Industries, Inc., of which Mr. Retzloff is the President.

(9)	Consists of 3,800 shares held of record by Mr. Riojas and 223,074 shares held of record by Glencox Investments, Inc., of which Mr. Riojas is President.
(10)

Consists of 4,222 shares held of record by Mr. Robertson, 10,750 shares held of record by an IRA for the benefit of Mr. Robertson and 48,578 shares held of record by The Robertson Family Trust, of which Mr. Robertson is the trustee.

(11)

Consists of 23,677 shares held of record by Mr. Vitulli, 6,489 shares held of record by an IRA account for the benefit of Mr. Vitulli, and 9,350 shares that can be acquired pursuant to the exercise of outstanding stock options. Mr. Vitulli has pledged 18,952 shares as security for indebtedness.

(12)	Consists of 17,531 shares held of record by Mr. Waters and 26,500 shares held of record by Allied Trust, of which Mr. Waters is the trustee.
(13)

Consists of 49,626 shares held of record by Mr. Williams, 31,716 shares held of record by Mr. Williams and his wife, 13,577 shares held of record by an IRA for the benefit of Mr. Williams, and 49,118 shares that can be acquired pursuant to the exercise of outstanding stock options.

(14)	Includes 79,456 shares that can be acquired pursuant to outstanding stock options that are exercisable within 60 days.
(15)

The information concerning BlackRock, Inc. is based solely on information contained in its Schedule 13G/A filed with the SEC on January 26, 2021. BlackRock, Inc.’s principal business address is 55 East 52nd Street, New York, NY 10055. Includes shares held by each of BlackRock Advisors, LLC; BlackRock Investment Management (UK) Limited; BlackRock Asset Management Canada Limited; BlackRock Fund Advisors; BlackRock Asset Management Ireland Limited; BlackRock Institutional Trust Company, N.A.; BlackRock Financial Management, Inc.; BlackRock Asset Management Schweiz AG; and BlackRock Investment Management, LLC. Based on the information contained in the filing, BlackRock, Inc. has sole voting power with respect to 2,916,861 shares, sole dispositive power with respect to 2,950,208 shares and beneficially owns 2,950,208 shares. Various persons have the right to receive or the power to direct the receipt of dividends from, or the proceeds from the sale of the common stock.

(16)

The information concerning The Vanguard Group is based solely on information contained in its Schedule 13G/A filed with the SEC on February 10, 2021. The Vanguard Group’s principal business address is 100 Vanguard Blvd., Malvern, PA 19355. Includes shares held by each of Vanguard Fiduciary Trust Company and Vanguard Investments Australia, Ltd. Based on the information contained in the filing, The Vanguard Group has sole voting power with respect to 0 shares, shared power to vote 33,353 shares, sole dispositive power with respect to 1,160,287 shares and shared dispositive power with respect to 33,353 shares.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act, requires our directors and executive officers and persons who own more than 10% of our outstanding shares of common stock to file reports of ownership and changes in ownership of our equity securities, including shares of the Company’s common stock with the SEC. Such persons are required by the SEC’s regulations to furnish us with copies of all reports they file pursuant to Section 16.

Based solely on our review of the copies of such reports we received with respect to fiscal year 2020, we believe that all filing requirements applicable to our directors, executive officers and persons who own more than 10% of a registered class of our equity securities have been timely complied with in accordance with Section 16(a) of the Exchange Act, except that each reporting officer and/or director who is an employee of the Bank failed to timely file a Form 4 in respect to a restricted stock award granted on April 1, 2020, and Mr. Egge failed to timely report the withholding of shares to satisfy tax requirements for a previously reported restricted stock award which vested on April 1, 2020. The late filings were inadvertent and were filed on April 24, 2020 and January 25, 2021, respectively.

AUDIT COMMITTEE REPORT

Notwithstanding anything to the contrary set forth in any of the Company’s previous or future filings under the Securities Act or the Exchange Act that might incorporate this proxy statement or future filings with the SEC, in whole or in part, the following report of the Audit Committee shall not be deemed to be incorporated by reference into any such filing.

In accordance with its written charter adopted by our board, the Company’s Audit Committee assists the board in fulfilling its responsibility for oversight of the quality and integrity of the accounting, auditing and financial reporting practices of the Company. The board has determined that each Audit Committee member is independent in accordance with the listing standards of the NASDAQ Global Market and in Section 10A of the Exchange Act and that each of Denise Castillo-Rhodes, William S. Nichols, III and Janet S. Wong has the requisite attributes of an "audit committee financial expert" as defined by the rules and regulations of the SEC.

The Audit Committee reviewed and discussed the Company’s audited consolidated financial statements with management, which has primary responsibility for the financial statements, and with the Company’s independent registered public accounting firm, Crowe LLP, which is responsible for expressing an opinion on whether such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2020 and 2019 and the results of the Company’s operations and the Company’s cash flows for each of the three years in the period ended December 31, 2020, in conformity with accounting principles generally accepted in the United States of America.

The Audit Committee met regularly with Crowe LLP and the Company’s internal audit staff, with and without management present, to discuss the results of their audits, management’s assessment of the Company’s internal control over financial reporting, and the overall quality of the Company’s financial reporting. The Audit Committee also reviewed Crowe LLP’s Report of Independent Registered Public Accounting Firm included in the Company’s Annual Report on Form 10-K related to its respective audit of the Company’s consolidated financial statements.

The Audit Committee discussed with Crowe LLP the matters that are required to be discussed by PCAOB Auditing Standard No. 1301 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board. The Audit Committee also discussed with internal audit and management any significant matters as a result of the internal audit work.

The Audit Committee has received the written disclosures and the letter from Crowe LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe LLP’s communications with the Audit Committee concerning independence, and has discussed with Crowe LLP its independence. The Audit Committee has concluded that Crowe LLP has not provided any prohibited non-audit services to the Company and its affiliates, which is compatible with maintaining Crowe LLP’s independence.

Based on the above-mentioned review and discussions with management and Crowe LLP, the Audit Committee recommended to the board that the Company’s audited financial statements be included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2020, for filing with the SEC. The Audit Committee also recommended the reappointment, subject to shareholder ratification, of Crowe LLP and our board concurred in such recommendation.

The Audit Committee of the Board of Directors

William S. Nichols, III (Chairman)

Denise Castillo-Rhodes

Jon-Al Duplantier

Janet S. Wong

PROPOSAL 2. ADVISORY VOTE ON THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS (“SAY-ON-PAY”)

In connection with the termination of the Company’s status as an emerging growth company on December 31, 2020, and in accordance with the requirements of Section 14A of the Exchange Act (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act) and the related rules of the SEC, the Company is providing shareholders the opportunity to vote on a nonbinding advisory resolution to approve the compensation of its named executive officers.

We urge shareholders to read the section titled “Executive Compensation and Other Matters — Compensation Discussion and Analysis” beginning on page 20 of this proxy statement, which describes in more detail how the Company’s executive compensation policies and procedures operate and are designed to achieve its compensation objectives, as well as the Summary Compensation Table and other related compensation tables and narrative, appearing on pages 28-34, which provide detailed information on the compensation of the Company's named executive officers. The Compensation Committee and the board of directors believe that the policies and procedures articulated are effective in achieving its goals and that the compensation of its named executive officers reported in this proxy statement has contributed to the Company’s recent and long-term success.

The Company is asking for shareholder approval of the compensation of its named executive officers as disclosed in this proxy statement in accordance with SEC rules, which disclosures include the information contained in the Compensation Discussion and Analysis, the compensation tables and the narrative discussion following the compensation tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of the Company’s named executive officers and the policies and practices described in this proxy statement.

Accordingly, the Company is asking its shareholders to vote on the following resolution at the annual meeting:

“RESOLVED, that the Company’s shareholders approve, on an advisory basis, the compensation of the named executive officers, as disclosed in the Company’s proxy statement for the 2021 annual meeting of shareholders pursuant to the compensation disclosure rules of the Securities and Exchange Commission, including the Compensation Discussion and Analysis, the 2020 Summary Compensation Table and the other related tables and disclosures.”

This advisory vote, commonly referred to as a “Say-On-Pay” vote, is nonbinding on the board of directors. Although nonbinding, the board of directors and the Compensation Committee will review and consider the voting results when making future decisions regarding the Company’s executive compensation program.

THE BOARD RECOMMENDS A VOTE “FOR” THE SAY-ON-PAY RESOLUTION.

PROPOSAL 3. VOTE ON FREQUENCY OF SAY-ON-PAY VOTE (“SAY-ON-FREQUENCY”)

In accordance with the requirements of Section 14A of the Securities Exchange Act of 1934, as amended (which was added by the Dodd-Frank Wall Street Reform and Consumer Protection Act), and the related rules of the SEC, the Company is providing shareholders the opportunity to indicate, on a nonbinding, advisory basis, whether future advisory votes on executive compensation of the nature reflected in Proposal 2 of the proxy statement should occur every year, every two years or every three years.

Although the board recommends holding a Say-On-Pay vote every year, shareholders have the option to specify one of four choices for this matter on the proxy card: every one year, every two years, every three years or abstain. Shareholders are not voting to approve or disapprove of the board of directors’ recommendation. This advisory vote on the frequency of future Say-On-Pay votes is nonbinding on the board. Although nonbinding, the board and the Compensation Committee will carefully review the voting results. Notwithstanding the board’s recommendation and the outcome of the shareholder vote, the board may in the future decide to conduct advisory Say-On-Pay votes on a more or less frequent basis and may vary its practice based on factors such as discussions with shareholders and the adoption of material changes to compensation programs.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE TO CONDUCT FUTURE ADVISORY VOTES ON EXECUTIVE COMPENSATION EVERY “ONE YEAR”.

PROPOSAL 4. RATIFICATION OF THE APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Pursuant to the recommendation of the Audit Committee, the board has appointed Crowe LLP as the independent registered public accounting firm of the Company for the year ending December 31, 2021. The board is seeking ratification of the appointment of Crowe LLP for the 2021 fiscal year. Shareholder ratification of the selection of Crowe LLP as our independent registered public accounting firm for the 2021 fiscal year is not required by our bylaws, state law or otherwise. However, the board is submitting the selection of Crowe LLP to our shareholders for ratification as a matter of good corporate governance. If the shareholders fail to ratify the selection, the Audit Committee will consider this information when determining whether to retain Crowe LLP for future services.

At the annual meeting, shareholders will be asked to consider and act upon a proposal to ratify the appointment of Crowe LLP. Assuming a quorum is present, the ratification of such appointment will require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote and present in person or represented by proxy at the annual meeting. Representatives of Crowe LLP are expected to be in attendance at the annual meeting and will be afforded the opportunity to make a statement. The representatives will also be available to respond to questions.

THE BOARD RECOMMENDS A VOTE “FOR” THE PROPOSAL TO RATIFY THE APPOINTMENT OF CROWE LLP
AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2021.

DATE FOR SUBMISSION OF SHAREHOLDER PROPOSALS FOR 2022 ANNUAL MEETING

If a shareholder desires to submit a shareholder proposal pursuant to Rule 14a-8 under the Exchange Act for inclusion in the proxy statement for the 2022 annual meeting of shareholders, such proposal and supporting statements, if any, must be sent to us at the Company’s principal executive office no later than November 10, 2021. Any such proposal must comply with the requirements of Rule 14a-8.

In addition, our bylaws provide that only such business which is properly brought before a shareholder meeting will be conducted. For business to be properly brought before a meeting or nominations of persons for election to the board to be properly made at a meeting by a shareholder, notice must be received by the Secretary of the Company at the address below not less than one hundred twenty days in advance of the first anniversary of the date of the Company's notice to shareholders in connection with the previous year's annual meeting of shareholders; provided, however, that if no annual meeting was held in the previous year or the date of the annual meeting of shareholders has been changed by more than thirty days from the date contemplated at the time of the previous year’s proxy statement, the notice must be received by the Company at least eighty days prior to the date the Company intends to distribute its notice with respect to such meeting. All notices to us must also provide certain information set forth in the Company’s bylaws. A copy of the Company’s bylaws may be obtained upon written request to the Secretary of the Company.

Shareholder proposals and nominations should be submitted to the Secretary of the Company and the Corporate Governance and Nominating Committee, respectively, at Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Houston, Texas 77040.

ANNUAL REPORT ON FORM 10-K

We will furnish, without charge, a copy of the Company’s Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, to any shareholder upon written request to Allegiance Bancshares, Inc., 8847 West Sam Houston Parkway, N., Suite 200, Houston, Texas 77040.

Our Annual Report on Form 10-K, including consolidated financial statements and related notes, for the fiscal year ended December 31, 2020, as filed with the SEC, accompanies but does not constitute part of this proxy statement.

OTHER MATTERS

The board does not intend to bring any other matter before the annual meeting and does not know of any other matters that are to be presented for action at the annual meeting. However, if any other matter does properly come before the annual meeting or any adjournment or postponement thereof, the proxies will be voted in accordance with the discretion of the person or persons voting the proxies.

You are cordially invited to attend the annual meeting. Regardless of whether you plan to attend the annual meeting, you are urged to complete, date, sign and return the enclosed proxy in the accompanying envelope at your earliest convenience.

By Order of the Board of Directors,

George Martinez

Chairman of the Board

Houston, Texas

March 10, 2021

MMMMMMMMMMMM     MMMMMMMMMMMMMMM  C123456789   000000000.000000 ext 000000000.000000 ext  000000000.000000 ext 000000000.000000 ext   000004    ENDORSEMENT_LINE______________ SACKPACK_____________ 000000000.000000 ext 000000000.000000 ext    2021 Annual Meeting Proxy Card 1234 5678 9012 345  MMMMMMMMM    MR ASAMPLE  DESIGNATION (IF ANY)  ADD 1  ADD 2  ADD 3  ADD 4  ADD 5  ADD 6   Using a black ink pen, mark your votes with an X as shown in this example.  Please do not write outside the designated areas.   Your vote matters – here’s how to vote!   You may vote online or by phone instead of mailing this card.    Online  Go to www.investorvote.com/ABTX  or scan the QR code — login details are  located in the shaded bar below.   Phone  Call toll free 1-800-652-VOTE (8683) within  the USA, US territories and Canada   Save paper, time and money!  Sign up for electronic delivery at  www.investorvote.com/ABTX   •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    A  Proposals — The Board of Directors recommends a vote FOR all the nominees listed, FOR Proposals 2 and 4 and for every1 YEAR on Proposal 3.   1. To elect five (5) Class III directors, one (1) Class I director and one (1) Class II director to serve on the board of directors of the Company until the Company’s 2024, 2022 and  2023 annual meeting of shareholders, respectively, and until their respective successor or successors are duly elected and qualified or until their earlier resignation or removal  +    For Withhold For Withhold For Withhold   01 - William S. Nichols, III (Class III)    02 - Steven F. Retzloff (Class III)    03 - Fred S. Robertson (Class III)   04 - Ramon A. Vitulli, III (Class III)   05 - Louis A. Waters Jr. (Class III)   06 - Raimundo Riojas A. (Class I)    07 - Jon-Al Duplantier (Class II)   For Against Abstain 1 Year 2 Years 3 Years Abstain   2. To approve, on an advisory basis, the compensation of the  3.To approve, on an advisory basis, the preferred  Company’s named executive officers as disclosed in the CD&A,  frequency of shareholder advisory votes on executive  tabular disclosures and related narrative in the proxy compensation (“Say-On-Frequency”)  statement (“Say-On-Pay”)    For Against Abstain   4.To ratify the appointment of Crowe LLP as the independent  registered public accounting firm of the Company for the year  ending December 31, 2021  Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. B  Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.  Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box.    MR A SAMPLE (THIS AREA IS SET UPTOACCOMMODATE   C 1234567890 JNT   140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND  MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND  1UPX  492084  MR ASAMPLE AND MR ASAMPLE AND MR ASAMPLE AND   MMMMMMM  +    03EL0C

The 2021 Annual Meeting of Shareholders of Allegiance Bancshares, Inc. will be held on  Thursday, April 22, 2021 at 10:00 a.m., Central Time, virtually via the internet at www.meetingcenter.io/278753948.   To access the virtual meeting, you must have the information that is printed in the shaded bar  located on the reverse side of this form.   The password for this meeting is — ABTX2021.   Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders.  The material is available at: www.investorvote.com/ABTX    Small steps make an impact.  Help the environment by consenting to receive electronic  delivery, sign up at www.investorvote.com/ABTX    •  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. •    Allegiance Bancshares, Inc.   +    Notice of 2021 Annual Meeting of Shareholders   Proxy Solicited by Board of Directors for Annual Meeting — April 22, 2021   Steven F. Retzloff and Ramon A. Vitulli, III, or any of them, each with the power of substitution, are hereby authorized to represent and vote the shares of the  undersigned, with all the powers which the undersigned would possess if personally present, at the Annual Meeting of Shareholders of Allegiance Bancshares, Inc.  to be held on April 22, 2021 or at any postponement or adjournment thereof.   Shares represented by this proxy will be voted as indicated by the shareholder. If no such directions are indicated, the Proxies will have authority to vote FOR  the election of all nominees for director named herein, FOR the Say-On-Pay resolution, 1 YEAR for the Say-On-Frequency resolution and FOR the ratification of  the appointment of Crowe LLP as the independent registered public accounting firm.   In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.   (Items to be voted appear on reverse side)   Non-Voting Items C  Change of Address — Please print new address below. Comments — Please print your comments below.   +